UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant *

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INTERACTIVE INTELLIGENCE, INC.
(Name of Registrant as Specified in its Charter)

______________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2007

To Our Shareholders:

Our Board of Directors joins me in extending to you a cordial invitation to attend our 2007 Annual Meeting of Shareholders of Interactive Intelligence, Inc. The meeting will be held at our world headquarters located at 7601 Interactive Way, Indianapolis, Indiana 46278 at 9:00 a.m. Eastern Daylight Time on Friday, June 8, 2007.

In addition to voting on the matters described in this proxy statement, we will review our 2006 business results and discuss our plans for 2007 and beyond. There will also be an opportunity to discuss matters of interest to you as a shareholder.

We hope many Interactive Intelligence shareholders will find it convenient to be present at our meeting, and we look forward to greeting those personally able to attend. It is important that your shares be represented and voted whether or not you plan to be present. THEREFORE, REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE COMPLETE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR YOU CAN VOTE THROUGH THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. No postage is necessary if the envelope is mailed in the United States. Any shareholder attending our meeting may vote in person even if a proxy has been returned.

We hope that you will be able to attend our meeting, and we look forward to seeing you.

Sincerely,

Donald E. Brown, M.D.
Chairman of the Board

INTERACTIVE INTELLIGENCE, INC.
7601 INTERACTIVE WAY
INDIANAPOLIS, INDIANA 46278
___________________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AT 9:00 A.M. EASTERN DAYLIGHT TIME ON JUNE 8, 2007
___________________________________________________________

To the Shareholders of
Interactive Intelligence, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Interactive Intelligence, Inc., an Indiana corporation, will be held at our world headquarters located at 7601 Interactive Way, Indianapolis, Indiana 46278 at 9:00 a.m. Eastern Daylight Time on Friday, June 8, 2007 for the following purposes:

(1) To elect two directors to hold office for a term of three years or until their successors are elected and have qualified; and

(2) To transact any other business that may be properly brought before our meeting or any adjournment or postponement thereof.

The above items of business are more fully described in our proxy statement accompanying this notice. Please read our proxy statement carefully.

Only shareholders of record at the close of business on March 31, 2007 are entitled to notice of, and to vote at, our Annual Meeting or at any adjournments or postponements of our Annual Meeting.  A list of our shareholders entitled to vote at our meeting will be available for inspection for a purpose germane to our meeting by any shareholder during usual business hours at our world headquarters during the ten days prior to our meeting date.

By order of the Board of Directors,
Interactive Intelligence, Inc.

Stephen R. Head
Corporate Secretary

Indianapolis, Indiana
April 30, 2007

Your vote is important. Whether or not you expect to attend our Annual Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope in order to ensure your representation at our meeting. You can also vote your shares through the Internet or by telephone by following the instructions on the accompanying proxy card. You may revoke your proxy at any time prior to our Annual Meeting. If you decide to attend our Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at our meeting.

INTERACTIVE INTELLIGENCE, INC.
7601 INTERACTIVE WAY
INDIANAPOLIS, INDIANA 46278
__________________________________________________

PROXY STATEMENT
SOLICITATION OF PROXIES
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AT 9:00 A.M. EASTERN DAYLIGHT TIME ON JUNE 8, 2007

GENERAL INFORMATION

Why did I receive these proxy materials?

You are receiving these proxy materials in connection with our solicitation of proxies on behalf of our Board of Directors (our “Board”) for use at our 2007 Annual Meeting of Shareholders to be held on Friday, June 8, 2007 at 9:00 a.m. Eastern Daylight Time for the purposes set forth in the foregoing Notice. This statement and the form of proxy are being sent to all shareholders of record as of the close of business on March 31, 2007 for delivery beginning on or about April 30, 2007.

What is a proxy?

A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. A proxy, when properly executed, duly returned and not revoked, will be voted on your behalf and, if it contains any specifications, will be voted in accordance therewith, provided that the proxy is not mutilated or otherwise received in such form or at such time as to render it ineligible to vote. The proxy card, in ballot form, has been prepared at the direction of our Board and is being sent to you at its request. The proxies named therein have been designated by our Board. You may also vote through the Internet or by telephone by following the instructions on the enclosed proxy card.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our independent transfer agent and registrar, Computershare Investor Services, LLC (“Computershare”), you are a “shareholder of record”. If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How many proxy cards will I receive?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts and custodial accounts) or in multiple accounts. If your shares are held in “street name”, you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards to your broker. You should complete and sign each proxy card you receive.

VOTING INFORMATION

Who is qualified to vote?

You are qualified to receive notice of and to vote at our Annual Meeting if you own shares of our common stock at the close of business on March 31, 2007, the record date for our Annual Meeting. At the close of business on March 31, 2007, there were 17,361,143 shares of our common stock issued and outstanding. Certain of these shares, held by a single shareholder and totaling less than 5% of the number of shares issued and outstanding, constitute “control shares” under the Indiana Business Corporation Law and are not entitled to vote. Each shareholder entitled to vote will have one (l) vote for each share held.

Is there a list of shareholders entitled to vote at the Annual Meeting?

A list of our shareholders entitled to vote at our Annual Meeting will be available for inspection for a purpose germane to our Annual Meeting by any shareholder during usual business hours at our world headquarters during the ten days prior to our meeting date.

What constitutes a quorum and why is it required?

The holders of a majority of our shares of our common stock issued and outstanding and entitled to vote, present in person, or represented by proxy, shall constitute a quorum at our Annual Meeting. A quorum is required in order for our shareholders to conduct business at our Annual Meeting.

How do I use my shares to cast a vote?

Depending on whether you hold your shares directly as a “shareholder of record” or you hold your shares as a “street name” holder, there are several methods you can choose from to cast your vote.

If you are a “shareholder of record”, you can vote your proxy:

•	by mailing in the enclosed proxy card;

•	through the Internet; or

•	by telephone.

Please follow the specific instructions set forth on the enclosed proxy card. For security purposes, our electronic voting system has been designed to authenticate your identity as a shareholder of our common stock.

If you hold your shares as a “street name” holder, your broker/bank/custodian/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Annual Meeting?

If you decide to join us in person at our Annual Meeting and you are a “shareholder of record”, you may vote your shares in person at the meeting. If you hold your shares as a “street name” holder, you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the meeting.

Can I change my vote after I have sent in my proxy card?

Shareholders who execute proxies retain the right to revoke them at any time before they are voted by attending our Annual Meeting and voting in person or by notifying our Corporate Secretary in writing of such revocation prior to our Annual Meeting. If you execute more than one proxy, the proxy having the latest date will revoke any earlier proxies.

How would my shares be voted if I do not specify how I would prefer them to be voted? Also, how are abstentions and broker-non votes treated?

If no choice is specified, your proxy will be voted “FOR” the election of the two director nominees. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and not entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals.

Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. Broker non-votes and abstentions will not affect the determination of whether the proposal to elect the two director nominees will be approved.

What vote is required to approve a proposal?

The election of the two director nominees will be determined by the vote of the holders of a plurality of the shares voting on such election.

What is the Board’s recommendation on how I should vote my shares?

Our Board recommends a vote “FOR” each of the two director nominees.

Who will pay for the cost of this proxy solicitation?

This solicitation will be conducted by mail, except that in a limited number of instances proxies may be solicited by our officers, directors and regular employees personally, by telephone, by facsimile or by other electronic communication. We do not presently anticipate payment of any compensation or fees of any nature to anyone for the solicitation of these proxies, except that we may pay persons holding shares in their name, or of their nominees, for the expense of sending proxies and proxy material to principals. The entire cost of solicitation will be borne by us.

Who will count the votes?

At our Annual Meeting, votes will be counted by a representative from Computershare. Such representative will be present at the Annual Meeting to process the votes cast by our shareholders, make a report of inspection and count of the votes cast by the shareholders and certify as to the number of votes cast on each proposal.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at our Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2007.

How do I submit a shareholder proposal for next year’s Annual Meeting?

If you wish to submit a shareholder proposal to be included in next year’s proxy statement, you must comply with our advance notice requirements set forth in our By-Laws, as described in “Date of Receipt of Shareholder Proposals for Our 2008 Annual Meeting” on page 41.

What if I want to receive an additional copy of the Annual Report to Shareholders and Proxy Statement?

To request an Investor Information Packet, which includes our most recent Annual Report to Shareholders, Annual Report on Form 10-K and proxy statement, please visit our Investor Relations page located on our website at http://www.inin.com under “About Us - Investor Relations” and click on the “Request Investor Information Packet” link. You will be asked to provide general contact information before continuing. Or call (317) 872-3000 and press option “4” to speak with an investor relations representative.

If you have any further questions about voting your shares or attending our Annual Meeting, please contact our Investor Relations Team via email at investor.relations@inin.com or telephone at (317) 872-3000 and press option “4”.

ELECTION OF DIRECTORS
(ITEM 1 ON PROXY CARD)

Our Board currently consists of six directors divided into three classes, and the term of one class of directors expires each year. Generally, each director serves until the annual meeting of shareholders held in the year that is three years after such director’s election and until such director’s successor is elected and has qualified.

Mark E. Hill is presently serving as one of our six directors. He was nominated by our Board upon recommendation of our Nominating and Corporate Governance Committee to be elected at this Annual Meeting for a term of three years to expire at our Annual Meeting of Shareholders in the year 2010 or until his successor is elected and has qualified. On April 23, 2007, William E. McWhirter notified our Chairman and CEO who then notified the Board of his decision to not stand for re-election at this Annual Meeting. Mr. McWhirter’s three year term is set to expire on the date of this Annual Meeting. Mr. McWhirter currently serves as a member on the following standing committees of the Board: the Audit Committee; the Compensation and Stock Option Committee; and the Nominating and Corporate Governance Committee. Mr. McWhirter’s decision was not the result of any disagreement with us on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. McWhirter’s anticipated departure, our Board has nominated Michael C. Heim, Vice President, Information Technology and Chief Information Officer of Eli Lilly and Company, upon recommendation of our Nominating and Corporate Governance Committee. Mr. Heim has been nominated to be elected at this Annual Meeting for a term of three years to expire at our Annual Meeting of Shareholders in the year 2010 or until his successor is elected and has qualified. Mr. Heim, whose biographical information appears below, was initially recommended to our Nominating and Corporate Governance Committee by one of our non-employee directors and has been nominated in accordance with the nominating procedures discussed on page 8. No fees were paid to any third parties to identify or evaluate potential nominees.

The persons named in the accompanying proxy card will vote the shares represented by all executed proxies which are received FOR the election of our director nominees, unless the authority to do so is withheld on the proxy.

Our management has no reason to believe that the nominees will refuse to act or be unable to accept election; however, in such event and if any other unforeseen contingencies should arise, it is the intention of the persons named in the accompanying proxy card to vote for other nominees selected by our Nominating and Corporate Governance Committee in accordance with their best judgment.

The following descriptions set forth certain information, as of March 31, 2007, about each director, including each person’s business experience for the past five years. There is no family relationship between any of our directors or officers.

NOMINEES FOR TERM TO EXPIRE IN 2010

MARK E. HILL; Director since 2004; Age 51; Westfield, Indiana. Mr. Hill is Managing Partner of Collina Ventures, LLC, a private investment company focusing on technology companies. In 1983, Mr. Hill co-founded Baker Hill®, located in Carmel, Indiana, that provides business process solutions mainly for the banking industry. In 2005, the company was acquired by Experian®, a global information solutions company. Mr. Hill oversaw the transition through 2006. Mr. Hill also served as the 2002 inaugural chair of the TechPoint Foundation, which provides technology for at-risk youth. Mr. Hill is an Adjunct Professor at the Indiana University School of Informatics and chair of its Dean’s Council. Mr. Hill started his career at IBM and holds a B.B.A. from the University of Notre Dame and an M.B.A from the Indiana University Kelley School of Business.

MICHAEL C. HEIM; Age 52; Zionsville, Indiana. Mr. Heim is the Vice President, Information Technology and Chief Information Officer of Eli Lilly and Company (“Lilly”), a position held since January 2004. Prior to that, Mr. Heim had been the chief technology officer with accountability for enterprise architecture and data strategy, the global implementation of SAP, and global financial and human resources information technology solutions since November 1999. Mr. Heim joined Lilly in 1979 as an analyst in the corporate information systems group, became a staff financial auditor for the financial component in 1981 and later became Lilly’s first certified information systems auditor. In 1985, Mr. Heim rejoined information systems as manager with responsibility for manufacturing, marketing, financial and human resource systems support. Mr. Heim was named a manager of engineering for facilities delivery administration in 1989 and director of information systems-medical operations in 1992. In 1995, Mr. Heim was promoted to information officer for Lilly Research Laboratories and in 1998 was named information officer for European and intercontinental operations with responsibility for IT activities outside the United States. Mr. Heim serves on a number of executive councils including the Lotus Advisory Board, the Microsoft Pharmaceutical Advisory Council, the SAP Life Sciences Executive Council, and the Dean’s Advisory Council-Indiana University School of Informatics. A native of Cincinnati, Ohio, Mr. Heim received a Bachelor of Arts degree in business administration from Marian College and an M.B.A. from Bowling Green State University.

Our Board recommends a vote “FOR” each of the nominees listed above.

DIRECTORS WHOSE PRESENT TERMS EXPIRE IN 2008

DONALD E. BROWN, M.D.; Director since 1994; Age 51; Indianapolis, Indiana. Dr. Brown is our Chairman of the Board and President and Chief Executive Officer and has held such positions since 1994 in the case of President, since 1995 in the case of Chief Executive Officer and since 1998 in the case of Chairman of the Board. Dr. Brown co-founded Interactive Intelligence in 1994. Dr. Brown graduated from the Indiana University School of Medicine and also holds two additional degrees from Indiana University, an M.S. in computer science and a B.S. in physics.

RICHARD A. RECK; Director since 2005; Age 57; Hinsdale, Illinois. Mr. Reck is the founder and President of Business Strategy Advisors LLC, a business strategy consultancy that focuses on serving technology-based companies. Mr. Reck was a partner with KPMG LLP from 1973 through his retirement in 2002. Mr. Reck also serves on the Board of Directors of two other high-technology public companies, Merge Technologies, Inc., a healthcare software company, and Advanced Life Sciences Holdings, Inc., a biopharmaceutical company. Mr. Reck received a Bachelor of Arts degree in mathematics from DePauw University and an M.B.A. in accounting from the University of Michigan.

DIRECTORS WHOSE PRESENT TERMS EXPIRE IN 2009

EDWARD L. HAMBURG, Ph.D.; Director since 2004; Age 55; Chicago, Illinois. Dr. Hamburg is the former Executive Vice President of Corporate Operations, Chief Financial Officer and Corporate Secretary of SPSS Inc. (“SPSS”), a software firm, located in Chicago, Illinois, that provides predictive analytical technology and services. Dr. Hamburg held such position from 1992 to 2004 and was head of business development for SPSS from 1986 to 1992. Dr. Hamburg currently holds an advisory position with SPSS and also serves on the Board of Directors and Audit Committee of Interlink Electronics, Inc., a developer of interface technologies and solutions, and two other high-technology companies. Dr. Hamburg received a Ph.D. from the department of political science at the University of Chicago in 1982, and was an Assistant Professor in the Department of Political Science at the University of Illinois at Chicago. Dr. Hamburg received both his B.A. and M.A. from the University of Maryland at College Park.

SAMUEL F. HULBERT, Ph.D.; Director since 2001; Age 70; Naples, Florida. Dr. Hulbert is the former President of Rose-Hulman Institute of Technology, an engineering, science and mathematics college located in Terre Haute, Indiana. Dr. Hulbert held such position from 1976 until his retirement in 2004. Dr. Hulbert has served as an Adjunct Professor of Engineering at Florida Gulf Coast University since 2005. Dr. Hulbert received a Ph.D. degree in ceramic engineering from Alfred University in Alfred, New York, and received an honorary doctor of law degree from Indiana University.

CORPORATE GOVERNANCE

Director Independence and Board Meetings

Our Board has determined that Drs. Hamburg and Hulbert, and Messrs. Hill, McWhirter and Reck are “independent directors”, as defined by the rules of The NASDAQ Stock Market LLC (“NASDAQ”) (the exchange on which our equity securities are registered), and the director independence rules of the Securities and Exchange Commission (the “SEC”). Our Board has determined that each of Drs. Hamburg and Hulbert and Messrs. Hill, McWhirter and Reck has no material direct or indirect relationship with us that would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director on our Board. In making its determination with respect to Dr. Hamburg, the Board considered his advisory position with SPSS, a customer that uses our products and has licensed our applications through one of our partners. During 2006, we received $124,832 from our partner that SPSS licenses our applications from, but Dr. Hamburg was not involved in SPSS’ decision to license our products. After reviewing the terms of this transaction and the relationship that Dr. Hamburg has with SPSS, the Board determined that Dr. Hamburg does not have a material direct or indirect interest in the transaction and that our business relationship with SPSS does not diminish his ability to exercise his independent judgment on issues affecting our business. The Board will continue to monitor this relationship.

On April 23, 2007, Mr. McWhirter notified our Chairman who then notified our Board of his decision to not stand for re-election at this Annual Meeting. Mr. McWhirter will serve the remainder of his term.

Michael C. Heim has been nominated by our Board upon recommendation of our Nominating and Corporate Governance Committee. Our Board anticipates that, if elected at this Annual Meeting, Mr. Heim will be an “independent director”, as defined by the NASDAQ and SEC director independence rules and that he will be deemed to have no material direct or indirect relationship with us that would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director on our Board. The Board will make a definitive determination of his independence after this Annual Meeting if he is elected. In making its determination, the Board will consider Mr. Heim's executive position with Lilly, a customer that uses our products and has licensed our applications directly through us. During 2006, 2005 and 2004, Lilly paid us approximately $144,000, $170,000 and $648,000, respectively, to license our applications, each less than 5% of our consolidated gross revenues in each of those years. Mr. Heim has not received any consulting, advisory or other compensatory fees from us.

During 2006, our Board held four meetings. For the year, each of our directors attended or participated in at least 75% of the aggregate of (i) the total number of meetings of our Board and (ii) the total number of meetings held by all committees of our Board on which each such director served, except for Mr. McWhirter who attended 64% of our meetings. We have a policy that states that all directors are expected to attend our Annual Meetings of Shareholders. For our 2006 Annual Meeting, all of our Board members attended, either in person or by teleconference.

Shareholder Communications

Our Board has a process whereby our shareholders may send communications to our Board’s attention. Any shareholder desiring to communicate with our Board, or one or more specific members thereof, should communicate in a writing addressed to Interactive Intelligence, Inc., Board of Directors, c/o Corporate Secretary at our world headquarters. Our Corporate Secretary has been instructed by our Board to promptly forward all such communications to the specified addressees thereof.

Standing Committees of Our Board and Committee Meetings

The responsibility for good corporate governance rests with our Board, whose primary role is providing oversight, counseling and direction in the best long-term interests of us and our shareholders. Our Board has three standing committees: the Audit Committee; the Compensation and Stock Option Committee; and the Nominating and Corporate Governance Committee (together, our “Standing Committees”). Each Standing Committee is described below.

Audit Committee

Our Audit Committee has been established for the purpose of overseeing our accounting and financial reporting processes, and audits of our annual financial statements and internal control over financial reporting by our independent registered public accounting firm.

Our Board has established our Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Audit Committee operates under a written charter adopted by our Board, a copy of which is available, free of charge, on our website at http://www.inin.com under “About Us - Investor Relations”. Our Audit Committee reviews and assesses the adequacy of its charter and performance on an annual basis.

Among its current primary functions, our Audit Committee has the sole authority to perform the following:

•	retain and terminate our independent registered public accounting firm;

•	approve compensation and provide oversight of the work of our independent registered public accounting firm;

•	evaluate the qualifications, performance and independence of our independent registered public accounting firm;

•
pre-approve all auditing services and permitted non-audit services, including the fees and terms for such services (subject to the de minimus exception for non-audit services that are approved by our Audit Committee prior to completion of the audit) provided by our independent registered public accounting firm;

•	review and discuss with our management and our independent registered public accounting firm our annual and quarterly financial statements;

•
discuss with our management and our independent registered public accounting firm major issues regarding accounting principles and financial statement presentations and the adequacy of our internal control over financial reporting; and

•	review and approve all related person transactions.

Our Audit Committee held 16 meetings during 2006. The current members of our Audit Committee, as of the date of this proxy statement, are: Edward L. Hamburg (Chairman), William E. McWhirter and Richard A. Reck. All members of the Audit Committee are “independent” as such term is defined for audit committee members under the NASDAQ rules and Rule 10A-3 of the Exchange Act. Our Board has determined that Dr. Hamburg and Mr. Reck meet the definition of an “audit committee financial expert”, as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act.

If Mr. Heim is elected to our Board at this Annual Meeting, our Board intends to appoint Mr. Heim to the Audit Committee to replace Mr. McWhirter, effective immediately after the Annual Meeting. Mr. Heim should be considered "independent" as such term is defined for audit committee members under the NASDAQ rules and Rule 10A-3 of the Exchange Act.

Compensation and Stock Option Committee

Our Compensation and Stock Option Committee (our “Compensation Committee”) reviews and determines the annual base salaries, performance-based bonuses and other incentive compensation of our executive officers and also administers our stock option plans in which executive officers and other key employees participate. Our Compensation Committee also discusses with management the Compensation Discussion and Analysis and, if appropriate, recommends its inclusion in our Annual Report on Form 10-K and proxy statement. Our Board has adopted a written charter of our Compensation Committee, which is available, free of charge, on our website at http://www.inin.com under “About Us - Investor Relations”.

Our Compensation Committee held four meetings during 2006. The current members of our Compensation Committee, as of the date of this proxy statement, are: Mark E. Hill (Chairman), Samuel F. Hulbert and William E. McWhirter. All members of our Compensation Committee are independent directors as defined by NASDAQ rules. None of the members of our Compensation Committee were, at any time during 2006 or at any other time before 2006, an officer or employee of Interactive Intelligence. In addition, none of the members of our Compensation Committee are or were involved in a relationship requiring disclosure as an interlocking executive officer or director under Item 407(e)(4) of Regulation S-K of the Exchange Act, and none of our executive officers served as a member of our Compensation Committee at any time during 2006 or at any time before 2006.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee (our “Nominating Committee”) assists our Board in (i) identifying individuals qualified to become Board members, (ii) developing our Corporate Governance Guidelines, (iii) advising our Board in the annual review of our Board’s performance and (iv) recommending directors for each Standing Committee. Our Board has adopted a written charter of our Nominating Committee, which is available, free of charge, on our website at http://www.inin.com under “About Us - Investor Relations”. Our Nominating Committee held one meeting during 2006. The current members of our Nominating Committee, as of the date of this proxy statement, who are independent directors, as defined by NASDAQ rules, are Samuel F. Hulbert (Chairman) and William E. McWhirter.

Our Nominating Committee considers candidates for membership on our Board who are recommended by shareholders and/or fellow Board members. A shareholder who wishes to recommend a candidate for a director position for consideration by our Nominating Committee should send such recommendation to our Corporate Secretary addressed to: Interactive Intelligence, Inc. Nominating Committee, c/o Corporate Secretary at our world headquarters. Our Corporate Secretary has been instructed to forward such shareholder director candidate recommendations to our Nominating Committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected and the addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at an annual meeting of shareholders, rather than recommend the individual to our Nominating Committee as a nominee, must comply with our advance notice requirements set forth in our By-Laws, as described in “Date of Receipt of Shareholder Proposals for Our 2008 Annual Meeting”  on page 41.

Our Nominating Committee is responsible, when the need arises, for seeking individuals qualified to become Board members for recommendation to our Board, identifying any specific needs in terms of industry or professional background, or independence standards for nominees. Our entire Board nominates members for election to our Board and for filling vacancies on our Board. Nominees for director are selected on the basis of board experience, judgment, integrity, ability to make independent inquiries, understanding our business and environment and willingness to devote adequate time to Board duties, taking into account such factors as geographic, occupational, gender, race and age diversity. Our Nominating Committee’s process for identifying and evaluating nominees for director will be the same whether the nominee is from our Nominating Committee’s search for a candidate, or whether the nominee was recommended by a shareholder.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics (our “Ethics Code”) that applies to all of our directors, officers and employees, including our named executive officers. We will provide to any person without charge a copy of our Ethics Code, upon request to our Corporate Secretary at our world headquarters. Our Ethics Code is available on our website at http://www.inin.com under “About Us - Investor Relations”. We intend to disclose any amendments or updates to our Ethics Code by posting such amendments or updates on our website. In addition, any waivers of our Ethics Code for our directors or executive officers will be disclosed in a Current Report on Form 8-K.

DIRECTOR COMPENSATION

2006 Director Compensation

In 2006, non-employee members of our Board received an annual retainer of $10,000, payable in quarterly installments, in connection with their membership on our Board. An additional retainer of $5,000 per year, payable in quarterly installments, was paid to the Chairman of our Audit Committee and an additional retainer of $1,000 per year, payable in quarterly installments, was paid to each other member of our Audit Committee. All retainers were paid in advance. In addition, each director received $1,000 for attending in person and $500 for attending by teleconference any meeting of our Board or any meeting of a committee of our Board that was not held in conjunction with a meeting of our full Board. These attendance fees were paid in arrears, and at times some have been paid in the following year. Directors were also entitled to reimbursement of expenses incurred in connection with attendance at Board and committee meetings.

Members of our Board are eligible to receive automatic stock option grants under our 2006 Equity Incentive Plan (our “2006 Plan”), which was adopted by our Board on April 7, 2006 and approved by our shareholders at our 2006 Annual Meeting. Our 2006 Plan replaced our Outside Directors Stock Option Plan (our “Directors Plan”) which was adopted in April 1999. Under the 2006 Plan, the exercise price for option grants is equal to the closing price of our common stock, as reported by The NASDAQ Stock Market, on the business day immediately preceding the date of grant, rather than on the day of grant under the terms of the Directors Plan. Besides this change, there were no other changes in the terms of how the options are granted.

Under our 2006 Plan, on the date of each annual meeting of shareholders, each eligible director on such date is automatically granted an option to purchase a number of shares of our common stock that is equal to 8,000 multiplied by a fraction (a) the numerator of which is the number of meetings of our Board and each Standing Committee on which the eligible director served that such eligible director attended during the immediately preceding year, and (b) the denominator of which is the total number of meetings of our Board and each Standing Committee on which such eligible director served that were held during the immediately preceding year. The option grant would be immediately exercisable unless otherwise determined by our Board and would have such other terms and conditions as specified in our 2006 Plan. The exercise price for these option grants is equal to the closing price as reported by The NASDAQ Stock Market for our common stock on the business day immediately preceding the date of grant. Our Board also has the full and complete authority and discretion, except as limited by our 2006 Plan, to grant additional options to eligible directors from time to time and to provide the terms and conditions (which need not be identical among eligible directors), including without limitation the vesting provisions, thereof.

Upon appointment or election to our Board, our Board anticipates that it would generally grant an option to purchase 20,000 shares of our common stock to the new director, which would become exercisable over four years.

Any option grants previously awarded under our Directors Plan, but not yet forfeited, cancelled, terminated, exercised or expired, remain subject to their original terms which are no different from the terms upon which annual option grants for directors are granted under the 2006 Plan, except as described above. As of March 31, 2007, all of the members of our Board were eligible to participate in our 2006 Plan.

The following Non-Employee Director Compensation Table shows the compensation that each non-employee director earned during fiscal 2006. A full-time officer, who is or becomes a member of our Board, does not receive additional compensation for serving as a member of our Board and/or as a member of any of our Standing Committees. During fiscal 2006 our directors, other than Dr. Brown, received compensation for serving on our Board and Standing Committees as follows:

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash (1) ($)	Option Awards (2) ($)	Total Compensation ($)
Edward L. Hamburg, Ph.D.	$20,500	$53,949	$74,449

Mark E. Hill	14,000	55,878	69,878

Samuel F. Hulbert, Ph.D.	13,000	39,995	52,995

William E. McWhirter	15,000	29,996	44,996

Richard A. Reck	17,000	57,514	74,514
_________________________

(1)
Includes the annual retainer and the amounts earned by each director for attending Board and/or Standing Committee meetings in person and/or by teleconference that were not held in conjunction with a meeting of our full Board. For the Audit Committee Chairman and other members of the Audit Committee, the annual retainer is also included.

(2)
Amounts represent the aggregated compensation cost recognized during the year ended December 31, 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”) (except that the estimated forfeitures related to service-based vesting conditions are disregarded) of options held by our directors and therefore include options granted during and prior to 2006. For SFAS 123R valuation assumptions, refer to Note 6 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The aggregate grant date fair value of option awards granted in 2006, as of the grant date in accordance with SFAS 123R, was as follows: Dr. Hamburg: $39,995; Mr. Hill: $33,876; Dr. Hulbert: $39,995; Mr. McWhirter: $29,996; and Mr. Reck: $42,345.

Our non-employee directors had the following shares of our common stock underlying stock options outstanding as of December 31, 2006: Dr. Hamburg: 31,556; Mr. Hill: 32,114; Dr. Hulbert: 36,282; Mr. McWhirter: 29,928; and Mr. Reck: 28,000.

2007 Director Compensation - Changes from 2006

  Our Compensation Committee approved revised compensation arrangements beginning January 1, 2007, for our non-employee Board members. Each non-employee Board member will receive an annual retainer of $25,000, paid quarterly. For each meeting of our Board and any meeting of our Standing Committees, such members will be paid $1,500 for attending in person and $750 for attending by teleconference any meeting of our Board or any meeting of a committee of our Board that was not held in conjunction with a meeting of our full Board.

  Our Audit Committee Chairman will receive an annual retainer of $15,000, paid quarterly, and the Chairman of each of our Compensation Committee and our Nominating Committee will receive an annual retainer of $5,000, paid quarterly.

Any newly elected director will receive an option to purchase 20,000 shares of our common stock. An annual stock option award to purchase 8,000 shares of our common stock will be granted to each of our current directors at each annual meeting of shareholders. These grants will vest in four equal annual installments beginning on the first anniversary of the date of grant and the exercise price of the option will be the closing price, as reported by The NASDAQ Stock Market, on the business day immediately preceding the date of grant in accordance with our 2006 Plan. These grants will expire six years from the date of grant.

OUR EXECUTIVE OFFICERS

The following table sets forth information about our executive officers followed by their biographies:

Name	Age	Position
Donald E. Brown, M.D.	51	Chairman of the Board, President and Chief Executive Officer
Stephen R. Head	53	Chief Financial Officer, Vice President of Finance and Administration, Secretary and Treasurer
Gary R. Blough	51	Executive Vice President, Worldwide Sales
Pamela J. Hynes	45	Vice President, Customer Services
Melinda W. Marshall	48	Vice President, Partner Channels
Joseph A. Staples	47	Senior Vice President, Worldwide Marketing
________________________

Donald E. Brown, M.D. co-founded Interactive Intelligence in October 1994 and has served as our Chief Executive Officer since April 1995 and President since inception. This is the third software company founded by Dr. Brown. Dr. Brown also serves as our Chairman of the Board, a position he has held since July 1998. Dr. Brown has been a director since our inception. In March 1988, Dr. Brown co-founded Software Artistry, Inc. (“Software Artistry”), a developer of customer support software that became a public company in March 1995 and was subsequently acquired by IBM in January 1998. At Software Artistry, Dr. Brown served as Chief Executive Officer and director from inception through September 1994. Dr. Brown’s first software company was acquired by Electronic Data Systems, Inc. in September 1987. Dr. Brown graduated from the Indiana University School of Medicine in 1985. He also holds two additional degrees from Indiana University, a M.S. in computer science and a B.S. in physics.

Stephen R. Head has served as our Chief Financial Officer, Vice President of Finance, Secretary and Treasurer since joining us in November 2003 and our Vice President of Finance and Administration since February 2004. Mr. Head previously served as Chief Financial Officer of Gilian Technologies Ltd. (now Breach Security, Inc.), a Web security applications developer, from 2001 to 2003. Prior to Gilian Technologies, Mr. Head was Senior Vice President, Finance and Administration from 1999 to 2001 at planetU, Inc., an e-commerce company serving the consumer packaged goods industry, which was acquired by Transora in December 2000. Other financial roles Mr. Head has held in the software industry include Vice President, Finance and Administration and Chief Financial Officer at Made2Manage Systems, Inc., and Vice President, Finance and Chief Financial Officer of Software Artistry. Mr. Head began his career in public accounting at KPMG LLP. He has also served in positions in private industry. Mr. Head is a graduate of Indiana University, where he received both an M.B.A. and B.S. in Business with a concentration in Accounting.

Gary R. Blough has served as our Executive Vice President, Worldwide Sales since July 2004. Mr. Blough served as our Vice President of Sales for Europe, the Middle East and Africa from January 2002 to July 2004 and previously served as our Area Director and Vice President of Sales for Western U.S. and Latin America since joining us in February 1997. From January 1992 to February 1997, Mr. Blough held various sales positions at Software Artistry, including Manager of Western Region Sales. From January 1990 to December 1991, Mr. Blough was Director of Sales for On-Line Software, a developer of programmer productivity tools. Mr. Blough has a bachelor’s degree in marketing from Virginia Polytechnic Institute and State University.

Pamela J. Hynes has served as our Vice President, Customer Services since October 2004. Mrs. Hynes served as our Vice President, Customer Loyalty from September 2003 to October 2004 and our Vice President, Client Services, the Americas and Europe, Middle East and Africa from July 2001 until September 2003. Mrs. Hynes served as our Vice President, North American Client Services from September 1999 until July 2001 and prior to that as our Director of Client Services since joining us in November 1996. Mrs. Hynes was an Account Manager at Software Artistry from July 1996 to October 1996 and the Support Services Manager of Software Artistry from August 1992 to July 1996. Prior to August 1992, she served in a number of technical roles at Software Artistry, including Application Development, Technical Instructor and Field Engineer. Before joining Software Artistry, she served as Technical Support Engineer at American Financial Resources, a software development company. Mrs. Hynes holds a B.S. degree in management information systems from New Hampshire College.

Melinda W. Marshall has served as our Vice President, Partner Channels since July 2006. Prior to joining us in June 2006, Mrs. Marshall held channel and alliance responsibilities with Oracle Corporation for 13 years, where she held various positions, including director of global partner services, director of worldwide consulting alliances, senior manager of partner sales support, and senior manager of information development. Mrs. Marshall also successfully led a team of business development and partner marketing managers for J.D. Edwards’ strategic alliances with IBM, Deloitte Consulting, Capgemini, Accenture, BearingPoint, HP, Sun, Microsoft, and Intel. Before joining Oracle, Mrs. Marshall was a senior technical sales representative with Viable Information Processing Systems, where she served as a technical marketing consultant. Previously, Mrs. Marshall was a marketing and training consultant at Columbine Systems, Inc., where she conducted on-site training sessions and developed marketing materials to assist worldwide clients in broadcast and software application functionality. Mrs. Marshall holds a Bachelor of Arts degree from the University of Nebraska and a Master’s degree in Mass Communications from the University of Denver.

Joseph A. Staples has served as our Senior Vice President, Worldwide Marketing since joining us in January 2005. Prior to joining us, Mr. Staples was the principal of FirstLight Marketing, a marketing services company, from October 2002 to December 2004. For the six years prior to that, Mr. Staples was Executive Vice President of Corporate Marketing at Captaris, Inc., a provider of business communication solutions. Previously, Mr. Staples was the Vice President of Marketing for Callware Technologies, Inc., a provider of unified messaging software. He was also at Novell, Inc., in several management positions for five years. Mr. Staples earned a Bachelor of Science degree from the University of Phoenix with an emphasis in marketing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Below is a table indicating, as of March 31, 2007, the number of shares of our common stock beneficially owned by:

•	each person known by us to own beneficially more than five percent of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers or “NEOs” (Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers) during 2006; and

•	all directors and executive officers as a group.

Except as otherwise indicated below, the individual or entity owns such common stock directly with sole investment and sole voting power. The table includes shares that may be purchased pursuant to stock options that are exercisable within 60 days of March 31, 2007.

5% or Greater Beneficial Owners:
Name and Address of Beneficial Owner**	Amount and Nature of Beneficial Ownership	Percent of Class
Essex Investment Management Co., LLC 125 High Street, 29th Floor Boston, MA 02110	906,993 (1)	5.38% (1)

Bares Capital Management, Inc. 221 W. 6th Street, Suite 1225 Austin, TX 78701	900,989 (2)	5.35% (2)

Management:
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors
Edward L. Hamburg, Ph.D.	21,556 (3)		*
Mark E. Hill	72,114 (4)		*
Samuel F. Hulbert, Ph.D.	36,282 (5)		*
William E. McWhirter	44,928 (6)		*
Richard A. Reck	23,000 (7)		*

Director Nominee
Michael C. Heim	--		--

Named Executive Officers
Donald E. Brown, M.D.**	4,614,996 (8)		25.92%
Stephen R. Head	103,851 (9)		*
Gary R. Blough	204,931 (1	0)	1.17%
Jeremiah J. Fleming (11)	107,502		*
Joseph A. Staples	41,750 (1	2)	*

Directors and Executive Officers as a Group
All Directors and Executive Officers as a Group (11 persons)	5,211,958 (1	3)	28.59%
_________________________

*	Indicates ownership of less than one percent of the outstanding shares of our common stock.

**
As discussed above, Dr. Brown is our Chairman of the Board, President and Chief Executive Officer and a beneficial owner of more than 5% of our outstanding common stock. Therefore, information pertaining to his beneficial ownership of our common stock is presented once as a Named Executive Officer.

(1)
Information based solely on a Schedule 13G filed by such shareholder with the SEC on February 6, 2007, indicating beneficial ownership as of December 31, 2006. The shareholder is an investment adviser.

(2)	Information based solely on a Schedule 13G filed by such shareholder with the SEC on March 15, 2007, indicating beneficial ownership as of February 13, 2007. The shareholder is an investment adviser.

(3)	Includes 21,556 shares subject to stock options exercisable on or within 60 days after March 31, 2007.

(4)	Includes 27,114 shares subject to stock options exercisable on or within 60 days after March 31, 2007. Mr. Hill has pledged 45,000 of these shares as security for a margin account.

(5)	Includes 36,282 shares subject to stock options exercisable on or within 60 days after March 31, 2007.

(6)	Includes 29,928 shares subject to stock options exercisable on or within 60 days after March 31, 2007.

(7)	Includes 13,000 shares subject to stock options exercisable on or within 60 days after March 31, 2007.

(8)	Includes 444,700 shares subject to stock options exercisable on or within 60 days after March 31, 2007.

(9)	Includes 90,851 shares subject to stock options exercisable on or within 60 days after March 31, 2007.

(10)	Includes 128,931 shares subject to stock options exercisable on or within 60 days after March 31, 2007.

(11)	Mr. Fleming voluntarily resigned effective March 6, 2007.

(12)	Includes 38,750 shares subject to stock options exercisable on or within 60 days after March 31, 2007.

(13)	Includes 872,021 shares subject to stock options exercisable on or within 60 days after March 31, 2007.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our NEOs for purposes of this proxy statement are our principal executive officer, our principal financial officer and our three other most highly compensated executive officers who were serving as executive officers at the end of our most recent completed fiscal year (December 31, 2006). Those individuals are as follows:

Our principal executive officer:
•	Donald E. Brown, M.D., President and Chief Executive Officer

Our principal financial officer:
•	Stephen R. Head, Chief Financial Officer, Vice President of Finance and Administration, Secretary and Treasurer

Our three other most highly compensated executive officers:
•	Gary R. Blough, Executive Vice President, Worldwide Sales;

•	Jeremiah J. Fleming, President, Vonexus; and

•	Joseph A. Staples, Senior Vice President, Marketing

In January 2007, Mr. Fleming was appointed Vice President, Business Development. Prior to January 2007, he served as President, Vonexus, for over two years, leading our efforts into the IP-PBX market. Mr. Fleming resigned from his position effective March 6, 2007. Mr. Fleming had been an employee of ours for over ten years. See “Severance to Mr. Fleming” on page 37 for further information on his post-termination payouts.

The purpose of our compensation programs is to retain our executives and to align their compensation targets with our overall goals and shareholder interests. We compensate our executives using a combination of salary, bonuses, commissions, stock option awards, superior achievement rewards and retirement and other benefits. We attempt to combine these elements of compensation to maximize our executives’ contribution.

Objectives of Our Compensation Programs

We believe that we have assembled a superior executive officer group that is comprised of certain individuals that have been with us since our inception and other individuals that have extensive experience with other companies in the telephony software industry. This combination of experiences allows us to continue the innovations that have long been our core competence, while at the same time positioning our growth as the telephony software industry continues to grow.

The purpose of our compensation programs is to have compensation be highly competitive with comparable positions at comparable software companies. We believe that compensation should include a meaningful equity participation in our company, which strengthens the mutuality of interests between the executive officers and shareholders. Our Compensation Committee determines executive compensation with the following objectives in mind:

•	Compensation should be designed to reward employees for their individual performance as well as that of our company;

•
Compensation should be commensurate with comparable companies in the telephony software industry. We must attract and retain employees who may be recruited by our competitors, so our compensation package should remain competitive;

•	We want to reward short-term accomplishments of our employees, while also focusing our employees’ efforts on the achievement of our long-term objectives; and

•	Our compensation program should align our employees’ objectives to those of our shareholders.

Elements of our Compensation Programs

Our compensation packages are comprised of three elements: (i) annual base salary; (ii) performance-based cash incentive compensation; and (iii) long term stock-based incentive compensation, each of which is described below.

Annual Base Salary

The annual base salary for each of our executive officers is set on the basis of business responsibilities, personal performance during the prior year against established targets, leadership qualities and a review of comparable positions at other public software companies. Our Compensation Committee reviews base salaries at least annually and may increase or decrease the annual base salaries at its discretion with notice. See the Summary Compensation Table on page 23 for further details on the 2006 annual base salaries earned by our NEOs.

For our sales executives, Messrs. Blough and Fleming, monthly sales commissions were also included in their annual base salaries. Our Compensation Committee approved these commissions, which were designed by Dr. Brown and Mr. Head based on revenue growth over the prior year. These commissions were designed to increase the dollar amount of orders for our product solutions and professional and educational services.

Performance-Based Cash Incentive Compensation

Each year our Compensation Committee establishes a set of objective performance targets for each executive officer. Some of these objectives are based on company performance, and some of these objectives are based on individual performance. At the end of each quarter, our Compensation Committee, in the case of our President and Chief Executive Officer ("CEO"), and our CEO, in the case of our other executive officers, evaluates whether the targets were met. The following performance-based bonuses were established for 2006 for our NEOs:

•
Company Performance Bonus. Each compensation package for non-sales executives, which includes Dr. Brown and Messrs. Head and Staples, included a company performance bonus. This bonus was paid quarterly based upon our operating income results compared to projected targets (excluding stock option expense related to SFAS 123R). Quarterly operating income targets were determined by our Compensation Committee based on our 2006 budget. There is no carryover from quarter to quarter. These quarterly targets were challenging but achievable. Our Compensation Committee believes that this bonus aligns our NEOs’ interests with those of our shareholders because our NEOs are rewarded for their efforts to maximize profitability.

•
Collections Performance Bonus.This bonus was paid quarterly to Mr. Head if days sales outstanding, as adjusted for the change in deferred revenues, were 70 days or less in such quarter. Our Compensation Committee established this bonus in 2006 to ensure that Mr. Head was focused on maximizing the cash collected from our customers.

•
Individual Performance Bonus. This bonus was paid to Mr. Staples on a quarterly basis if actual orders for our contact center and the gross profit of our Vonexus IP-PBX solutions achieved certain targets. Achievement of the contact center order target represented 75% of the bonus allocation and the Vonexus IP-PBX gross profit target represented 25% of the bonus. There is no carryover from quarter to quarter. These targets were challenging but achievable. Our Compensation Committee established this bonus in order to encourage Mr. Staples to lead us in an innovative and effective marketing campaign, such that we would increase our brand recognition and therefore positively impact orders from our customers.

•
Quota Achievement Bonus. This bonus was paid quarterly to Mr. Blough if pre-determined sales quotas related to our contact center solution were achieved in each of the four regions of the world for which he was responsible. Mr. Blough was eligible to receive 50% of this bonus if three of the four quotas were met in any quarter. There is no carryover from quarter to quarter. These quotas were challenging but achievable. Our Compensation Committee set up this bonus to focus Mr. Blough’s efforts on all areas of the world for which he is responsible.

•
Consistency Bonus. This bonus was paid quarterly to Mr. Fleming if pre-determined gross profit targets related to our Vonexus IP-PBX solution were achieved. There is no carryover from quarter to quarter. These gross profit targets were challenging but achievable. Our Compensation Committee established this bonus to encourage Mr. Fleming to manage all aspects of this product line including its sales and costs.

•
Superior Achievement Bonus. This bonus was paid to Dr. Brown and Messrs. Head and Staples if we achieved annual operating income (excluding stock option expense related to SFAS 123R) in excess of the annual target of $5.3 million (the “2006 annual operating income target”). The 2006 annual operating income target was determined by our Compensation Committee based on our 2006 budget. If the 2006 annual operating income target was exceeded, Dr. Brown and Messrs. Head and Staples were each entitled to receive 5%, 2.5% and 1%, respectively, of the excess amount. In addition, Mr. Fleming was eligible to receive a bonus if the annual gross profit on Vonexus orders exceeded the 2006 annual Vonexus gross profit target. If the 2006 annual Vonexus gross profit target was exceeded, Mr. Fleming was entitled to receive 4% of the excess amount. Our Compensation Committee believes that this bonus aligns these NEOs’ objectives with those of our shareholders by encouraging them to gain efficiencies in all aspects of our business.

See the Summary Compensation Table on page 23 for further details on the performance-based cash incentive compensation earned by our NEOs during 2006.

Long Term Stock-Based Incentive Compensation

In addition to granting performance-based cash incentives, our Compensation Committee views stock options as a way to motivate our employees, retain key employees for the long-term and align our employees’ goals with those of our shareholders. Prior to 2006, we granted stock options to all new employees and to existing key employees on their anniversary date with our company, as milestones were met or as promotions were awarded. Beginning in 2006, our Compensation Committee eliminated automatic option grants to new employees and anniversary date grants. However, our Compensation Committee continued making grants to officers based on meeting established performance targets and made grants to designated key employees to reward them for their contributions. Typically, our Compensation Committee will set the award potential at the beginning of the fiscal year subject to meeting certain objective performance targets and authorizes our CEO to grant the actual awards to executives (other than himself) if such targets are met.

During 2006, Messrs. Blough and Fleming were each eligible to earn, on a quarterly basis, stock options to purchase 2,500 shares of our common stock if their quarterly sales quotas or gross profit targets, as the case may be, were achieved and an annual stock option award to purchase 10,000 shares, in the case of Mr. Blough, and 15,000 shares, in the case of Mr. Fleming, if their annual targets were achieved. Messrs. Blough and Mr. Fleming were also eligible to receive an option to purchase 1,000 shares of our common stock for each 1% their performance exceeded the annual target; provided, however, that the maximum amount of stock options Messrs. Blough and Fleming were eligible to receive for 2006 performance was 30,000 and 35,000, respectively. Dr. Brown and Messrs. Head and Staples were eligible to earn stock option awards if we achieved annual operating income (excluding stock option expense related to SFAS 123R) in excess of the 2006 annual operating income target. If these performance targets were met, each of the options earned were granted after the end of the quarter or year, as applicable. Our Compensation Committee, in the case of our CEO, and our CEO, in the case of our other executive officers, approved each option grant and the option exercise price was equal to the closing price of our common stock, as reported by The NASDAQ Stock Market, on the business day immediately preceding the date of grant. These options vest in four equal, annual installments beginning one year from the grant date and have a term of six years in accordance with our 2006 Plan. Dr. Brown is granted non-qualified options because of the level of his stock ownership in our company. Each of our other NEOs is granted incentive stock options, up to allowable levels, and then non-qualified stock options after the maximum incentive stock options are reached.

Benefits Available to Executive Officers and All Other Employees

All of our executive officers, including NEOs, were eligible to participate in other employee benefit plans available to other employees during 2006, which our Compensation Committee believes were competitive, including our 401(k) Savings Plan, our Employee Stock Purchase Plan and life and health insurance programs. Certain of our executive officers and employees may be entitled to receive perquisites, as defined in their respective employment agreements. There were no perquisites, individually or in the aggregate, that exceeded $10,000 that were given to any executive officer or employee during fiscal 2006.

2006 Executive Compensation Packages

In late 2005, our Compensation Committee Chairman met with Dr. Brown and Mr. Head to discuss executive compensation. Mr. Head compiled a benchmarking analysis comparing our executive compensation with certain public software companies that, generally, had similar revenues. A list of those peer companies is included below:
Apropos Technology, Inc.	Onyx Software Corporation
Captaris, Inc.	RightNow Technologies, Inc.
Catapult Communications Corporation	SupportSoft, Inc.
Concur Technologies, Inc.	Talx Corporation
Corillian Corporation	Witness Systems, Inc.
Nuance Communications, Inc.

Mr. Head compiled the information using publicly available documents, such as each company’s annual report on Form 10-K and proxy statement. Mr. Head also reviewed each executive officer’s accumulated realized and unrealized stock option values. Mr. Head presented proposed compensation packages to our Compensation Committee based upon each executive officer’s proven leadership experience, tenure with us, work experience outside our company and competitor compensation packages for like positions.

At our quarterly Compensation Committee meeting in February 2006, our Committee discussed all components of our executive officers’ compensation packages, including salary, commissions, quarterly and annual cash incentive compensation and long-term equity incentive compensation. Our Compensation Committee also re-evaluated what metrics most effectively measure the performance of each individual executive officer. Based upon this review, our Compensation Committee made certain changes to our executive officers’ proposed compensation and approved the compensation packages for all executive officers for 2006.

In making executive compensation decisions, our Compensation Committee focuses on the “total direct compensation” that an executive will receive annually. This consists of salary, commissions and performance-based incentive compensation, including the value of option awards granted with respect to performance for that year. Some of the cash incentives and option awards with respect to performance in a given year are paid or granted in the following year. Under the new proxy disclosure rules, cash incentive payments earned in a given year but paid the following year are reflected in the Summary Compensation Table. However, option awards earned in a given year, but granted in the following year, are not reflected in the Summary Compensation Table. The amounts of total direct compensation paid to our NEOs for 2006 are shown in the Supplemental Table on page 24 to illustrate our Compensation Committee’s calculation of total direct compensation earned each year.

In September 2006, the SEC released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements (“SAB 108”), which reduced the annual payouts related to the superior achievement bonus that was earned by each of Dr. Brown and Messrs. Head and Staples in 2006, but not actually paid until the first quarter of 2007. SAB 108 became effective for us on January 1, 2006. Refer to Note 14 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for further information on our adoption of SAB 108.

Our Compensation Committee concluded that our 2006 executive officers’ compensation packages in the aggregate were reasonable and not excessive. The following is a summary of each NEO’s 2006 compensation package.

Dr. Brown

In determining Dr. Brown’s 2006 compensation, our Compensation Committee reviewed his performance in 2005 and the compensation analysis prepared by Mr. Head for chief executive officer compensation. Based upon this review and analysis, our Compensation Committee determined that no change was necessary to Dr. Brown’s base compensation of $300,000. Our Compensation Committee also did not change Dr. Brown’s quarterly company performance bonus potential of $37,500. Our Compensation Committee continued the superior achievement bonus, which they believed would continue to align Dr. Brown’s objectives with those of our shareholders. Under this bonus, Dr. Brown was eligible to receive an amount equal to 5% of our operating income (excluding stock option expense related to SFAS 123R) that exceeded the 2006 annual operating income target. The performance targets for 2006 were met, except with respect to the company performance bonus for the fourth quarter. Although the fourth quarter company performance bonus target was not met, our Compensation Committee awarded Dr. Brown a portion of his fourth quarter bonus potential based on a percentage of our fourth quarter operating income (excluding stock option expense related to SFAS 123R) divided by the quarterly target. As a result, Dr. Brown earned $141,656 for the company performance bonus and $83,048 related to the superior achievement bonus (as adjusted for SAB 108). In addition, Dr. Brown earned an option to purchase 45,000 shares of our common stock, based on his stock-based incentive award potential discussed above under “Long Term Stock-Based Incentive Compensation”.

Mr. Head

In establishing Mr. Head’s 2006 compensation, our Compensation Committee reviewed his base salary along with compensation of other chief financial officers and determined that no change was necessary to Mr. Head’s base salary of $200,000. Our Compensation Committee set Mr. Head’s quarterly company performance bonus potential at $10,000 in 2006 and established a quarterly collections performance bonus potential of $5,000. Our Compensation Committee also continued the superior achievement bonus, which they believed would align Mr. Head’s objectives with those of our shareholders. Under this bonus, Mr. Head was eligible to receive an amount equal to 2.5% of our operating income (excluding stock option expense related to SFAS 123R) that exceeded the 2006 annual operating income target. The performance targets for 2006 were met, except with respect to the collections performance bonus for the second quarter and the company performance bonus for the fourth quarter. Although the fourth quarter company performance bonus target was not met, our Compensation Committee awarded Mr. Head a portion of his fourth quarter bonus potential based on a percentage of our fourth quarter operating income (excluding stock option expense related to SFAS 123R) divided by the quarterly target. As a result, Mr. Head earned $37,775 for the company performance bonus, $15,000 for the collections performance bonus and $41,523 related to the superior achievement bonus (as adjusted for SAB 108). In addition, Mr. Head earned an option to purchase 25,000 shares of our common stock based on his stock-based incentive award potential discussed above under “Long Term Stock-Based Incentive Compensation”.

Messrs. Blough and Fleming

In establishing Messrs. Blough and Fleming’s 2006 compensation, our Compensation Committee reviewed their compensation packages together as they are each responsible for our product revenues: Mr. Blough for product revenues related to our contact center solution and Mr. Fleming for product revenues related to our Vonexus IP-PBX solution. Our Compensation Committee determined that the base salary of $200,000 for each of these individuals was still appropriate and therefore did not change their base salaries in 2006. Dr. Brown and Mr. Head recommended the commission rates and targeted annual and quarterly quotas for Messrs. Blough and Fleming based upon 2005 sales performance and 2006 budgeted revenue growth. Our Compensation Committee reviewed and approved the recommended commission rates and targeted quotas. The Compensation Committee also set Mr. Blough’s quarterly achievement bonus potential at $10,000. The Compensation Committee also set Mr. Fleming’s quarterly consistency bonus potential at $10,000. For Mr. Blough, the performance targets for 2006 were met in three of the four regions in each quarter, and as a result, he earned $173,980 related to monthly commissions and $20,000 for the quota achievement bonus. For Mr. Fleming, only the performance targets for the first and second quarters for the consistency bonus were met, and as a result, he earned $147,430 related to monthly commissions and $20,000 related to the consistency bonus. In addition, Messrs. Blough and Fleming each earned options to purchase 30,000 and 5,000 shares, respectively, of our common stock based on his stock-based incentive award potential discussed above under “Long Term Stock-Based Incentive Compensation”.

Mr. Staples

In establishing Mr. Staples’ 2006 compensation, our Compensation Committee reviewed his base salary along with compensation of other marketing executives and increased Mr. Staples’ base salary by $15,000 to $200,000 for 2006. Our Compensation Committee set Mr. Staples’ quarterly company performance bonus potential at $10,000 and established an individual quarterly performance bonus potential of $10,000. Our Compensation Committee also established a superior achievement bonus, which they believed would align Mr. Staples’s objectives with those of our shareholders. Under this bonus, Mr. Staples was eligible to receive an amount equal to 1% of our operating income (excluding stock option expense related to SFAS 123R) that exceeded the 2006 annual operating income target. The performance targets for 2006 were met, except with respect to the Vonexus order gross profit targets in the third and fourth quarters and the company performance bonus for the fourth quarter. Although the fourth quarter company performance bonus target was not met, our Compensation Committee awarded Mr. Staples a portion of his fourth quarter bonus potential based on a percentage of our fourth quarter operating income (excluding stock option expense related to SFAS 123R) divided by the quarterly target. As a result, Mr. Staples earned $37,775 for the company performance bonus, $35,000 for the individual performance bonus and $16,609 related to the superior achievement bonus (as adjusted for SAB 108). In addition, Mr. Staples earned an option to purchase 25,000 shares of our common stock based on his stock-based incentive award potential discussed above under “Long Term Stock-Based Incentive Compensation”.

2007 Executive Compensation Packages

Our Compensation Committee engaged a third party compensation consulting firm, Frederick W. Cook & Co., Inc. (“Cook”), in the fall of 2006 to compare salary, bonus and equity compensation packages over the most recently reported fiscal year to compensation packages of individuals holding the same or similar positions at certain of our peer companies, principally public software companies that, generally, have similar revenues. A list of those peer companies is included below:

8x8, Inc.	Intervoice, Inc.
Actuate Corporation	Pegasystems Inc.
Applix, Inc.	RightNow Technologies, Inc.
Art Technology Group, Inc.	Smith Micro Software, Inc.
Astea International Inc.	SoftBrands, Inc.
AXS-One Inc.	TeleCommunication Systems, Inc.
Captaris, Inc.	Tumbleweed Communications Corp.
Datawatch Corporation	Unica Corporation
Document Sciences Corporation	Witness Systems, Inc.
Evolving Systems, Inc.

Cook presented the results of their study at our November 2006 Compensation Committee meeting. Based on the results of this study and the significantly improved results that we reported in 2006, our Compensation Committee increased the compensation packages of all executive officers for fiscal 2007. On February 15, 2007, our Compensation Committee revised and approved compensation arrangements for fiscal 2007 for our NEOs as follows:

Annual Base Salaries and Performance-Based Cash Incentive Compensation

The annual base salary for each of our executive officers, including NEOs, continues to be set on the basis of business responsibilities, personal performance during 2006 against established targets, leadership qualities and a review of comparable positions at other public software companies. Our Compensation Committee retains the authority to increase or decrease the annual base salaries at its discretion with notice.

Our Compensation Committee continued the company performance bonus for Dr. Brown and Messrs. Head and Staples, which remains dependent on our achievement of certain levels of operating income (excluding stock option expense related to SFAS 123R) on a quarterly basis (in the case of Messrs. Head and Staples) and an annual basis (in the case of Dr. Brown). The 2007 annual operating income target is $10.5 million (the “2007 annual operating income target”), which is subject to change based on material external events at the discretion of our CEO and approval of our Compensation Committee.

Our Compensation Committee continued the superior achievement bonus for Dr. Brown and Messrs. Head and Staples, and established a superior achievement bonus for Mr. Blough. This bonus, which remains dependent on our operating income (excluding stock option expense related to SFAS 123R) exceeding the 2007 annual operating income target, will be awarded as a percentage of the amount of our operating income (excluding stock option expense related to SFAS 123R) achieved in excess of the 2007 annual operating income target. The superior achievement bonus for Mr. Blough replaced his 2006 quota achievement bonus.

Long-Term Stock-Based Incentive Compensation

In addition to granting performance-based cash incentives, our Compensation Committee continues to view stock options as a way to motivate our employees, retain key employees for the long-term and align our employees’ goals with those of our shareholders. Based on the recommendation of Cook, our Compensation Committee changed the method of how stock options are granted to our executive officers. Prior to 2007, stock options were granted to our executive officers after the performance measure was achieved and/or exceeded. If company and/or individual performance for a given period were positive, as it was in 2006, an executive officer would not recognize any benefit in our increased stock performance related to their efforts during that period as the option was not granted until after the performance measure was achieved. For fiscal 2007, the Compensation Committee actually granted stock options to our executive officers at the beginning of the year subject to cancellation if the specified performance targets for fiscal 2007 are not achieved (the “2007 options”). If the applicable performance targets are achieved then the 2007 options will vest in four equal installments on each of January 1, 2009, 2010, 2011 and 2012. The 2007 options were granted at an exercise price of $17.28 per share, the closing price of our common stock, as reported by The NASDAQ Stock Market, on the business day immediately preceding the grant date. The 2007 options will expire on January 1, 2014, unless cancelled due to failure to achieve applicable performance targets or unless earlier terminated in accordance with the terms of our 2006 Plan. Our Compensation Committee believes that this practice will better reward our executive officers for superior performance.

Below is a summary of each NEO’s 2007 compensation package:

Dr. Brown

In determining Dr. Brown’s 2007 compensation, our Compensation Committee reviewed his performance in 2006 and the compensation analysis prepared by Cook of other chief executive officers. Based upon this review, our Compensation Committee determined that an increase was necessary to Dr. Brown’s base salary by $25,000 to $325,000. Our Compensation Committee modified Dr. Brown’s company performance bonus from a quarterly potential of $37,500 to an annual lump sum potential of $160,000, if the 2007 annual operating income target is achieved. Our Compensation Committee continued the superior achievement bonus, which they continue to believe will align Dr. Brown’s objectives with those of our shareholders. Under this bonus, Dr. Brown is eligible to receive an amount equal to 2.5% of our operating income (excluding stock option expense related to SFAS 123R) that exceeds the 2007 annual operating income target. In addition, Dr. Brown was awarded an option to purchase 50,000 shares of our common stock subject to achievement of our 2007 annual operating income target. As previously described, the option will be cancelled if the 2007 annual operating income target is not met.

Mr. Head

In establishing Mr. Head’s 2007 compensation, our Compensation Committee reviewed his base salary along with the compensation analysis prepared by Cook of other chief financial officers and determined that an increase was necessary to Mr. Head’s base salary by $15,000 to $215,000. Our Compensation Committee continued Mr. Head’s quarterly company performance bonus potential at $10,000 and established new potential quarterly and annual performance bonuses payable in the amounts of $5,000 per quarter and $20,000 for fiscal 2007, based upon achieving certain quarterly and annual targets for operating income (excluding stock option expense) divided by total revenues. The annual target for 2007 is 10%. The performance targets for this bonus are believed to be challenging but achievable. The new performance bonuses replaced the collections performance bonus Mr. Head was eligible to receive during 2006. Our Compensation Committee also continued the superior achievement bonus, which they continue to believe will align Mr. Head’s objectives with those of our shareholders. Under this bonus, Mr. Head is eligible to receive an amount equal to 1% of our operating income (excluding stock option expense related to SFAS 123R) that exceeds the 2007 annual operating income target. In addition, Mr. Head was awarded an option to purchase 25,000 shares of our common stock subject to achievement of our 2007 annual operating income target. As previously described, the option will be cancelled if the 2007 annual operating income target is not met.

Messrs. Blough and Fleming

In establishing Messrs. Blough and Fleming’s 2007 compensation, our Compensation Committee reviewed their compensation packages together as they continued to be responsible for our product revenues. Mr. Fleming’s 2007 executive compensation package, prior to his voluntary resignation effective on March 6, 2007, remained the same as 2006, with no new options granted. Our Compensation Committee determined that the base compensation of $200,000 for Mr. Blough was still appropriate and therefore did not change his base salary in 2007. Dr. Brown and Mr. Head recommended the commission rates and targeted annual and quarterly quotas for Mr. Blough based upon 2006 sales performance and 2007 budgeted revenue growth. Our Compensation Committee reviewed and approved the recommended target amounts, which they believe are challenging yet achievable. Our Compensation Committee established a superior achievement bonus for Mr. Blough, which they believe will align Mr. Blough’s objectives with those of our shareholders. Under this bonus, Mr. Blough is eligible to receive an amount equal to 1% of our operating income (excluding stock option expense related to SFAS 123R) that exceeds the 2007 annual operating income target. In addition, Mr. Blough was awarded an option to purchase a maximum number of 35,000 shares of our common stock subject to full or partial cancellation if the following conditions are not met:

•	5,000 shares per quarter for achieving his quarterly sales quota or his cumulative year-to-date sales quota; and

•	1,000 shares for each 1% of actual sales over the annual sales quota.

There is no carryover from quarter to quarter.

Mr. Staples

In establishing Mr. Staples’ 2007 compensation, our Compensation Committee reviewed his base salary along with the compensation analysis prepared by Cook of other marketing executives and determined that an increase was necessary to Mr. Staples’ base salary by $15,000 to $215,000 for 2007. Our Compensation Committee continued Mr. Staples’ quarterly company performance bonus potential at $10,000 and continued his individual quarterly performance bonus potential of $10,000. The performance targets for these bonuses are believed to be challenging but achievable. Our Compensation Committee also continued the superior achievement bonus, which they continue to believe will align Mr. Staples’ objectives with those of our shareholders. Under this bonus, Mr. Staples is eligible to receive an amount equal to 1% of our operating income (excluding stock option expense related to SFAS 123R) that exceeds the 2007 annual operating income target. In addition, Mr. Staples was awarded an annual option to purchase 25,000 shares of our common stock subject to achievement of our 2007 annual operating income target. As previously described, the option will be cancelled if the 2007 annual operating income target is not met.

Tax Deductibility Under Code Section 162(m)

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) eliminates, subject to certain exceptions, the deductibility of compensation paid to certain executives to the extent their compensation for any year exceeds $1 million. Exceptions to amounts included in executive compensation for purposes of Section 162(m) involve various types of “qualifying performance-based” compensation (i.e. compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by our Compensation Committee under plans that have been approved by shareholders). Currently, our compensation levels for all of our executives fall below $1 million. In the event that in the future the annual remuneration of any of our executives approaches $1 million, our Compensation Committee will consider the various alternatives to preserving the deductibility of compensation payments to the extent reasonably practicable and consistent with its compensation objectives.

The Summary Compensation Table appearing below shows the compensation paid and/or awarded to each of our NEOs for the year ended December 31, 2006. For a more thorough discussion of our executive compensation practices, see the Compensation Discussion and Analysis beginning on page 14.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Salary (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Total ($)
Donald E. Brown, M.D. Chairman, President and Chief Executive Officer	$300,000	$261,130	$224,704	$785,834

Stephen R. Head Chief Financial Officer, Vice President of Finance and Administration, Secretary and Treasurer	200,000	125,418	94,298	419,716

Gary R. Blough Executive Vice President, Worldwide Sales	373,980	174,866	20,000	568,846

Jeremiah J. Fleming Vice President, Business Development	347,430	134,784	20,000	502,214

Joseph A. Staples Senior Vice President, Worldwide Marketing	200,000	83,500	89,384	372,884
_________________________

(1)	Includes the base salary and (if applicable) commissions earned by each NEO for fiscal 2006.

(2)
The amounts in this column represent the aggregate compensation cost recognized in the year ended December 31, 2006 in accordance with SFAS 123R (except the estimated forfeitures related to service-based vesting conditions are disregarded) of stock options held by our NEOs, and therefore includes options granted during and prior to 2006. For the valuation assumptions used to determine these amounts, see Note 6 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Certain option awards relating to fourth quarter and/or annual 2006 performance targets were not granted until the first quarter of 2007 and therefore are not included in the stock option expense related to SFAS 123R for 2006.

(3)	Represents the aggregate dollar value of performance-based cash incentives earned with respect to 2006 performance, regardless of when actually paid.

SUPPLEMENTAL TABLE Total Direct Compensation Earned in 2006 (1)
Name	Salary ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Total Direct Compensation ($)
Donald E. Brown, M.D.	$300,000	$495,284	$224,704	$1,019,988

Stephen R. Head	200,000	275,158	94,298	569,456

Gary R. Blough	373,980	302,735	20,000	696,715

Jeremiah J. Fleming	347,430	31,318	20,000	398,748

Joseph A. Staples	200,000	275,158	89,384	564,542
_________________________

(1)
Total direct compensation consists solely of salary, commissions, performance-based cash incentive compensation and stock-based incentive compensation and does not include all elements of compensation shown in the Summary Compensation Table.

(2)
Represents the aggregate grant date fair value of options awarded with respect to 2006 performance, regardless of when actually granted, in accordance with SFAS 123R. For valuation assumptions used to determine the value of options granted during fiscal 2006, refer to Note 6 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. For fourth quarter and fiscal 2006 options granted during the first quarter of 2007, the following valuation assumptions were used:

Valuation Assumption:	Quarter Ended March 31, 2007
Dividend yield	--%
Expected volatility	63.85%
Risk-free interest rate	4.49%
Expected life of option (in years)	4.25	years

(3)	Represents the aggregate dollar value of performance-based cash incentives earned with respect to 2006 performance, regardless of when actually paid.

GRANTS OF PLAN-BASED AWARDS
Name	Approval Date (1)	Grant Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards _______________ Target ($)		Estimated Possible Payouts Under Equity Incentive Plan Awards _______________ Target (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise Price of Option Awards (2) ($/Sh)	Closing Market Price on Date of Grant (2) ($)	Grant Date Fair Value of Option Awards (3) ($)
Donald E. Brown, M.D.	2/17/2005	1/27/2006	$ --		--		48,000	(4)	$5.17	$ --	$140,813
	2/16/2006	--	--		45,000	(5)	--		--	--	--
	--	--	150,000	(6)	--		--		--	--	--
	--	--	88,000	(7)	--		--		--	--	--

Stephen R. Head	2/17/2005	1/27/2006	--		--		20,000	(4)	5.17	--	58,672
	2/16/2006	--	--		25,000	(5)	--		--	--	--
	--	--	40,000	(6)	--		--		--	--	--
	--	--	20,000	(8)	--		--		--	--	--
	--	--	44,000	(7)	--		--		--	--	--

Gary R. Blough	2/17/2005	1/27/2006	--		--		27,500	(4)	5.17	--	80,674
	2/16/2006	4/21/2006	--		--		2,500	(9)	9.52	--	13,605
	2/16/2006	7/21/2006	--		--		2,500	(9)	12.77	14.71	17,714
	2/16/2006	10/20/2006	--		--		2,500	(9)	17.21	--	23,775
	2/16/2006	--	--		2,500	(9)	--		--	--	--
	2/16/2006	--	--		20,000	(10)	--		--	--	--
	--	--	40,000	(11)	--		--		--	--	--

Jeremiah J. Fleming	2/16/2006	4/21/2006	--		--		2,500	(12)	9.52	--	13,605
	2/16/2006	7/21/2006	--		--		2,500	(12)	12.77	14.71	17,714
	2/16/2006	--	--		2,500	(12)	--		--	--	--
	2/16/2006	--	--		2,500	(12)	--		--	--	--
	2/16/2006	--	--		25,000	(13)	--		--	--	--
	--	--	40,000	(14)	--		--		--	--	--
	--	--	0	(15)	--		--		--	--	--

Joseph A. Staples	2/17/2005	1/27/2006	--		--		25,000	(4)	5.17	--	73,340
	2/16/2006	--	--		25,000	(5)	--		--	--	--
	--	--	40,000	(6)	--		--		--	--	--
	--	--	40,000	(16)	--		--		--	--	--
	--	--	18,000	(7)	--		--		--	--	--
______________________

(1)
Our Compensation Committee generally approves the year’s stock option award potential for each of our NEOs at the beginning of the year subject to meeting certain objective performance targets and authorizes our CEO to grant the actual option awards to executives (other than himself) if such targets are subsequently met. Our Compensation Committee approves option award grants to our CEO. Stock option awards for achievement of fourth quarter and annual performance targets for fiscal 2006 are awarded in 2007 and, therefore, are not reflected in this table as granted.

(2)
The exercise price of our stock option awards is the closing price of our common stock as reported on The NASDAQ Stock Market on (i) the date of grant for options granted under our 1999 Stock Option and Incentive Plan or (ii) the business day immediately preceding the date of grant for options granted under our 2006 Plan. Due to the terms of our 2006 Plan, in certain instances, the exercise price was less than the closing price of our common stock on the date of grant.

(3)
Represents the aggregate grant date fair market value of each option award in accordance with SFAS 123R. For the valuation assumptions used to determine the amounts, refer to Note 6 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(4)	Represents an annual option award granted in fiscal 2006 under our 1999 Stock Option and Incentive Plan with respect to exceeding the 2005 annual operating income target.

(5)	Represents the annual option award that the NEO was entitled to receive if our 2006 annual operating income target was met.

(6)
Amounts represent the aggregate company performance bonus potential for Dr. Brown and Messrs. Head and Staples. The quarterly performance targets for 2006 were met, except with respect to the fourth quarter. Although the fourth quarter target was not met, our Compensation Committee awarded each of Dr. Brown and Messrs. Head and Staples a portion of his fourth quarter bonus potential, based on a percentage of our fourth quarter operating income (excluding stock option expense related to SFAS 123R) divided by the quarterly target. As a result, each of Dr. Brown and Messrs. Head and Staples earned the full amount of his company performance bonus for the first three quarters, and a pro-rated amount for the fourth quarter, of fiscal 2006.

(7)
Amounts represent the estimate of the superior achievement bonus potential Dr. Brown and Messrs. Head and Staples were eligible to receive in 2006 calculated by taking the 2006 annual budgeted operating income (excluding stock option expense related to SFAS 123R), less the 2006 annual operating income target, and multiplying the difference by 5%, 2.5% and 1%, respectively. The 2006 annual operating income target was exceeded, and therefore, Dr. Brown and Messrs. Head and Staples earned their respective percentage of the excess amount as follows, after an immaterial adjustment as a result of our adoption of SAB 108: Dr. Brown: 5% or $83,048; Mr. Head: 2.5% or $41,523; and Mr. Staples: 1% or $16,609.

(8)
Represents Mr. Head’s aggregate collections performance bonus potential. The quarterly performance targets for 2006 were met except for in the second quarter, and as a result, Mr. Head earned $15,000 related to this bonus.

(9)
Represents the option awards that Mr. Blough was entitled to receive for achieving his quarterly sales quotas. The performance target for the fourth quarter was met and as a result, Mr. Blough was granted an option in the first quarter of 2007 to purchase 2,500 shares of our common stock.

(10)
Represents the aggregate option award that Mr. Blough was entitled to receive for achieving or exceeding his annual sales quotas. The performance target for 2006 was exceeded and as a result, Mr. Blough was granted an option in the first quarter of 2007 to purchase 20,000 shares of our common stock.

(11)
Amount represents Mr. Blough’s aggregate quota achievement bonus potential. The quarterly performance targets for 2006 were met in three of the four regions in each quarter, and as a result, Mr. Blough earned $20,000 related to this bonus.

(12)
Represents the option awards that Mr. Fleming was entitled to receive for achieving his quarterly Vonexus order gross profit targets. The performance targets for the third and fourth quarters were not met.

(13)	Represents the aggregate option award that Mr. Fleming was entitled to receive for achieving or exceeding his annual Vonexus order gross profit target. The performance target for 2006 was not met.

(14)
Amount represents Mr. Fleming’s aggregate consistency bonus potential. The quarterly performance targets for 2006 were met, except for the quarterly Vonexus order gross profit targets for the third and fourth quarters, and as a result, Mr. Fleming earned $20,000 related to this bonus.

(15)
Amount represents the estimate of the superior achievement bonus potential Mr. Fleming was eligible to receive in 2006 based on 2006 annual budgeted Vonexus order gross profit, which was less than the 2006 annual Vonexus gross profit target. The 2006 annual Vonexus gross profit target was not met.

(16)
Amount represents Mr. Staples’ aggregate individual performance bonus potential. The quarterly performance targets for 2006 were met, except for the Vonexus order gross profit target in the third and fourth quarters, and as a result, Mr. Staples earned $35,000 related to this bonus.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Grant Date	Option Exercise Price ($)	Option Expiration Date
Donald E. Brown, M.D.	67,500	--		--		--	$3.00	9/22/2008
	5,000	--		--		--	14.38	4/2/2011
	5,000	--		--		--	8.70	7/26/2011
	90,000	--		--		--	5.99	12/26/2011
	12,500	--		--		--	3.09	6/10/2012
	21,250	--		--		--	2.51	7/1/2012
	21,250	--		--		--	3.17	11/12/2012
	6,250	--		--		--	3.00	2/20/2013
	7,420	--		--		--	2.90	8/13/2013
	11,977	--		--		--	4.24	11/19/2013
	12,053	--		--		--	5.80	2/11/2014
	11,250	3,750	(3)	--		2/20/2003	3.00	2/20/2013
	11,250	3,750	(3)	--		4/23/2003	3.35	4/23/2013
	11,250	3,750	(3)	--		8/13/2003	2.90	8/13/2013
	11,250	3,750	(3)	--		11/19/2003	4.24	11/19/2013
	7,500	7,500	(3)	--		2/11/2004	5.80	2/11/2014
	50,000	50,000	(3)	--		2/13/2004	5.61	2/13/2014
	7,500	7,500	(3)	--		5/19/2004	5.72	5/19/2014
	7,500	7,500	(3)	--		8/18/2004	3.56	8/18/2014
	7,500	7,500	(3)	--		12/14/2004	4.31	12/14/2014
	3,750	11,250	(3)	--		2/17/2005	4.20	2/17/2011
	--	48,000	(3)	--		1/27/2006	5.17	1/27/2012
	--	--		45,000	(2), (3)	--	--	--

Stephen R. Head	2,411	--		--		--	5.80	2/11/2014
	51,250	18,750	(3)	--		11/3/2003	3.30	11/3/2013
	12,500	12,500	(3)	--		2/13/2004	5.61	2/13/2014
	3,126	3,124	(3)	--		5/19/2004	5.72	5/19/2014
	2,500	2,500	(3)	--		8/18/2004	3.56	8/18/2014
	3,126	3,124	(3)	--		11/16/2004	4.61	11/16/2014
	1,563	4,687	(3)	--		2/17/2005	4.20	2/17/2011
	--	20,000	(3)	--		1/27/2006	5.17	1/27/2012
	--	--		25,000	(2), (3)	--	--	--

Gary R. Blough	45,000	--	--	--	$0.87	4/18/2007
	7,500	--	--	--	0.87	11/28/2007
	7,500	--	--	--	3.00	8/31/2008
	25,000	--	--	--	5.99	12/26/2011
	4,000	--	--	--	3.09	6/10/2012
	19,080	--	--	--	5.84	7/2/2014

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Grant Date	Option Exercise Price ($)	Option Expiration Date
Gary R. Blough	3,750	1,250	(3)	--		4/3/2003	3.15	4/3/2013
	44,500	44,500	(4)	--		7/2/2004	5.84	7/2/2014
	3,175	9,525	(3)	--		2/17/2005	4.20	2/17/2011
	625	1,875	(3)	--		5/19/2005	4.84	5/19/2011
	625	1,875	(3)	--		8/17/2005	5.48	8/17/2011
	625	1,875	(3)	--		11/15/2005	5.19	11/15/2011
	--	27,500	(3)	--		1/27/2006	5.17	1/27/2012
	--	2,500	(3)	--		4/21/2006	9.52	4/21/2012
	--	2,500	(3)	--		7/21/2006	12.77	7/21/2012
	--	2,500	(3)	--		10/20/2006	17.21	10/20/2012
	--	--		22,500	(2), (3)	--	--	--

Jeremiah J. Fleming (5)	25,000	--		--		--	0.87	4/18/2007
	6,750	--		--		--	0.87	11/28/2007
	9,000	--		--		--	3.00	8/31/2008
	--	2,500	(3)	--		4/3/2003	3.15	4/3/2013
	--	39,747	(4)	--		7/2/2004	5.84	7/2/2014
	--	2,500	(3)	--		4/21/2006	9.52	4/21/2012
	--	2,500	(3)	--		7/21/2006	12.77	7/21/2012
	--	--		30,000	(6)	--	--	--

Joseph A. Staples	13,750	56,250	(3)	--		1/3/2005	4.36	1/3/2011
	--	25,000	(3)	--		1/27/2006	5.17	1/27/2012
	--	--		25,000	(2), (3)	--	--	--
_________________________

(1)
Includes stock options to purchase shares of our common stock, granted at the closing price of our common stock, as reported on The NASDAQ Stock Market, on (i) the date of grant for stock options granted prior to the adoption and approval of our 2006 Plan on May 18, 2006 or (ii) the business day immediately preceding the date of grant for stock options granted under our 2006 Plan.

(2)
Represents option awards eligible to be issued under our 2006 Plan for fourth quarter and/or annual performance targets for fiscal 2006. See the Compensation Discussion and Analysis section beginning on page 14 for further details. The performance targets for fiscal 2006 were met and options to purchase the number of shares indicated in the table were awarded during the first quarter of 2007.

(3)	Options become exercisable in four equal annual installments each year beginning on the first anniversary of the grant date.

(4)
In 2003, we offered an option exchange program to our employees whereby they were given the opportunity to cancel certain outstanding options previously granted to them in exchange for new options to be granted to them at least six months and one day from the cancellation date. Messrs. Blough and Fleming were our only NEOs that participated in this option exchange program. The unexercisable options indicated in the table vest in two equal installments on July 2, 2007 and July 2, 2008.

(5)	All options held by Mr. Fleming terminated one month following his resignation on March 6, 2007.

(6)
Represents option awards eligible to be issued under our 2006 Plan for fourth quarter and/or annual performance targets for fiscal 2006. See the Compensation Discussion and Analysis section beginning on page 14 for further details. The performance targets for the fourth quarter and for fiscal 2006 were not met and, as a result, none of these options were awarded to Mr. Fleming.

OPTION EXERCISES
	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)
Donald E. Brown, M.D.	--	$--

Stephen R. Head	5,000	85,368

Gary R. Blough	--	--

Jeremiah J. Fleming	152,254	2,223,551

Joseph A. Staples	5,000	75,200
_________________________

(1)
Represents the intrinsic value realized on exercise, calculated on the basis of the difference between the option exercise price and the market price of our common stock, as reported on The NASDAQ Stock Market, on the date of exercise, multiplied by the number of shares of our common stock underlying the stock option, before income tax withholdings and broker fees were assessed.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee, have reviewed and discussed this Compensation Discussion and Analysis with the Company’s management. Based on our review and discussions, we recommended to the Company’s Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Compensation Committee
Mark E. Hill, Chairman
Samuel F. Hulbert
William E. McWhirter

STOCK OPTION PLANS

1995, 1999 and 2006 Plans

Our stock option plans, adopted in 1995, 1999 and 2006, authorize our Board or our Compensation Committee, as applicable, to grant incentive and/or nonqualified stock options, and, in the case of our 2006 Plan, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other stock-based awards. Our 2006 Plan was adopted at our 2006 Annual Meeting of Shareholders held in May 2006. After adoption of our 2006 Plan, we may no longer issue grants from previous plans, but any shares subject to awards under our 1999 Stock Option and Incentive Plan (the “1999 Plan”) and our Directors Plan (collectively, the “1999 Option Plans”) that are cancelled will be added to shares available under our 2006 Plan. A maximum of 4,950,933 shares are available for issuance under our 2006 Plan, which consists of (i) 1,250,000 shares, plus (ii) 320,000 shares available for issuance under our 1999 Option Plans, but not underlying any outstanding stock options or other awards under our 1999 Option Plans, plus (iii) up to 3,380,933 shares subject to outstanding stock options or other awards under our 1999 Option Plans that expire, are forfeited or otherwise terminate unexercised on or after May 18, 2006. The number of shares available under our 2006 Plan is subject to adjustment for certain changes in our capital structure. The exercise price of stock options granted under our 2006 Plan must not be less than the fair market value of our common stock at the date of grant, which is defined in our 2006 Plan as the closing market price of our common stock, as reported by The NASDAQ Stock Market, on the business day immediately preceding the date of grant. Options granted under our 2006 Plan generally vest in equal annual installments over four years from the first anniversary of the date of grant and have a life of six years, although vesting and option term is at the discretion of our Compensation Committee, as further limited by our 2006 Plan provisions.

For most options granted prior to 2005, the term of each option was ten years from the date of grant. In 2005, we began issuing options with a term of six years from the date of grant.

If an incentive stock option is granted to an employee who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of our stock, the exercise price of the option may not be less than 110% of the market value per share on the date the option is granted and the term of the option shall be not more than five years from the date of grant.

The plans may be terminated by our Board at any time.

2000 Employee Stock Purchase Plan

At our 2000 Annual Meeting, our shareholders approved our 2000 Employee Stock Purchase Plan (our “2000 Purchase Plan”). A total of 500,000 shares of common stock were reserved for issuance under our 2000 Purchase Plan. At our 2005 Annual Meeting, our shareholders approved an amendment to our 2000 Purchase Plan, which increased the number of shares of our common stock available for issuance and purchase from 500,000 to 750,000. Our 2000 Purchase Plan permits eligible employees to acquire shares of our common stock through periodic payroll deductions of up to 20% of their total compensation up to a maximum of $1,000 per pay period. Prior to December 31, 2005, the price at which our common stock could be issued and purchased under our 2000 Purchase Plan was 85% of the lesser of the fair market value of our common stock on the first or last business day of the immediately preceding calendar quarter. As of January 1, 2006, our 2000 Purchase Plan was amended such that the price at which our common stock may be issued and purchased is 95% of the fair market value of our common stock on the purchase date of the stock, which is generally the first business day of the next calendar quarter. An eligible participant may set aside no more than $25,000 to purchase shares annually. In addition, participants who are executive officers may not purchase, in the aggregate, more than 50% of our common stock purchased under our 2000 Purchase Plan during a calendar year. The initial offering period commenced on April 1, 2000. A total of 24,283 shares of our common stock were issued and purchased in 2006 at an average price of $12.40. As of December 31, 2006, 234,205 shares were available for issuance under our 2000 Purchase Plan.

Our 2000 Purchase Plan was modified as of January 1, 2006 to ensure that it is considered non-compensatory under SFAS 123R. No compensation expense has been recognized related to this plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Securities authorized for issuance under our equity compensation plans as of December 31, 2006 are as follows:
Plan Category	A Number of securities to be issued upon exercise of outstanding options, warrants and rights		B Weighted average exercise price of outstanding options, warrants and rights	C Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Equity compensation plans approved by security holders (1)	3,355,241		$6.18	1,568,067	(2)
Equity compensation plans not approved by security holders (3)	67,500		3.00	--
Total	3,422,741	(4)	$6.12	1,568,067	(2)
___________________

(1)	Includes our 1995 Incentive Stock Option Plan, 1995 Nonstatutory Plan, 1999 Option Plans, 2000 Purchase Plan and 2006 Plan.

(2)	Includes 1,333,862 shares available for issuance under our 2006 Plan. Also includes 234,205 shares available for issuance and purchase under our 2000 Purchase Plan.

(3)
Consists of an option to purchase 67,500 shares of our common stock granted to Dr. Brown on September 22, 1998. Our Board granted this option in consideration for guarantees by Dr. Brown of some of our commercial lines of credit and equipment leases at that time. The exercise price for this option is $3.00, the deemed fair market value of our common stock on the date of grant, based upon a determination by our Board. The option was immediately exercisable in full as of the date of grant and can be exercised any time within 10 years from the date of grant.

(4)	The weighted average remaining life of these options was 5.3 years.

EMPLOYMENT CONTRACTS AND TERMINATION OF
EMPLOYMENT AND CHANGE-OF-CONTROL ARRANGEMENTS

Employment Agreements

On March 1, 1997, November 3, 2003, January 3, 2005 and May 26, 2006, we entered into Employment Agreements with Jeremiah J. Fleming, Stephen R. Head, Joseph A. Staples and Gary R. Blough, respectively. Mr. Fleming’s Employment Agreement was amended on May 14, 1999 and February 23, 2000. Each Employment Agreement contains non-competition, non-solicitation and non-disclosure provisions, which are in effect during the term of the agreement, and for a defined period after the agreement is terminated. The non-disclosure provisions continue indefinitely after termination of employment. The non-competition and non-solicitation provisions continue for a period of 12 months after termination, in the case of Messrs. Fleming and Staples, 18 months in the case of Mr. Head and either 12 or 18 months in the case of Mr. Blough. If any of the aforementioned executives are terminated for cause or in the event they resign, they will receive their respective base salary and any other benefits which have been accrued and to which the executive is entitled, but will not receive any severance compensation. If any of the aforementioned executives, other than Mr. Blough, are terminated by the Company for any reason other than for cause, in addition to receiving all accrued salary and benefits to which the executives are entitled, they will also receive the following severance payments: twelve months of base salary for Mr. Fleming; one month of base salary for Mr. Head; and three months of base salary for Mr. Staples. In the event that Messrs. Head, Fleming and Staples were terminated for any reason other than for cause as of December 31, 2006 (assuming no Change-of-Control under the Retention Agreements as discussed below), they would have been entitled to a severance payment as follows: Mr. Head: $16,667; Mr. Fleming: $200,000 and Mr. Staples: $50,000. Mr. Blough’s employment agreement does not provide for any severance payments. Mr. Fleming’s Employment Agreement as amended also contains a change-of-control provision which provides that he will receive pay equal to twelve months of his annual base salary if the Company is acquired and the new controlling party makes certain changes to Mr. Fleming’s compensation or duties, as defined in his Employment Agreement as amended. If Mr. Fleming was terminated upon a change-of control on December 31, 2006, he would have received the same severance payment under his Employment Agreement that he would have received had he been terminated for any reason other than for cause. Refer to the section below on “Severance to Mr. Fleming” for further information.

Change-of-Control and Retention Agreements

We entered into Change-of-Control and Retention Agreements (each, a “Retention Agreement”) on March 13, 2006 with Stephen R. Head and Joseph A. Staples and on May 26, 2006 with Gary R. Blough. Under the terms of each Retention Agreement, in the event of a “Change-of-Control” (as defined below), each of Messrs. Head, Staples and Blough will be entitled, if his employment is terminated for any reason other than for “Cause” (as defined below) or he resigns for “Good Reason” (as defined below), in each case during the period commencing on the date we publicly announce a definitive agreement that results in a Change-of-Control and ending on the date which is 18 months after the Change-of-Control, (a) to receive a lump sum payment of all salary and accrued vacation earned through the date of termination, (b) to receive a lump sum payment for any bonus amounts attributable to any completed fiscal period for which a bonus was earned but unpaid on the date of termination and attributable to any uncompleted fiscal period for which a potential bonus award exists and was earned based on the level of performance achieved as of the date of termination, (c) to receive a lump sum cash severance payment equal to the lesser of his annual base salary or the prorated amount of salary he would have received had he remained an employee through the first anniversary date of the Change-of-Control, (d) to have accelerated the vesting of his unvested options to purchase our common stock and any other then unvested or restricted equity grants in each case that would have become vested based solely on the passage of time (which excludes grants, the vesting of which is contingent upon specified performance criteria having been met) during the two year period following the date of termination of employment, (e) to receive a lump sum cash stipend equal to 12 times the monthly premiums pursuant to the continuation coverage requirements of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) (whether or not he actually elects COBRA continuation coverage), and (f) to receive coverage under our directors’ and officers’ insurance policy for 24 months following the termination of employment. The Retention Agreements also provide that if any amounts payable to Messrs. Head, Staples or Blough under the Retention Agreement or otherwise would be subject to the excise tax or denial of deduction imposed by Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amounts payable will be reduced in order to avoid any such excess parachute payment. The Retention Agreement provides that in the event the executive receives payments thereunder, he shall not be entitled to any other severance, benefits or other payments from us, including under his employment agreement or under our stock option plans.

The Retention Agreements provide for a 12-month non-solicitation period following the executive's termination upon a Change-of-Control. In addition, in order to receive the severance benefits provided for by the Retention Agreements, the executive must provide us with a general release of any claims he may have against us, except with respect to any claims the executive may have to be indemnified by us.

“Change-of-Control” is generally defined in the Retention Agreements as follows: (a) the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of the “beneficial ownership” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of our securities representing fifty (50%) percent or more of (i) the then outstanding shares of our common stock, or (ii) the combined voting power of our then outstanding voting securities; provided, however, that acquisitions from or by us or one of our employee benefit plans, and acquisitions by Dr. Brown or a person controlled by him or upon his death, shall not constitute a Change-of-Control; (b) we are a party to a merger or consolidation which results in our voting securities outstanding immediately prior thereto failing to continue to represent at least fifty (50%) percent of the combined voting power of our voting securities or the surviving entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of our assets; (d) a change in the composition of our Board within any consecutive two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (meaning directors who either (i) were our directors as of the effective date of the Retention Agreement, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of a least a majority of those directors whose election or nomination was not in connection with an actual or threatened proxy contest related to the election of our directors); or (e) our dissolution or liquidation.

“Cause” means a good faith determination, on a reasonable basis, by not less than two thirds of the members of the Board that the executive:

•
willfully failed to follow the lawful written directions of the Board provided to the executive prior to such failure; provided that no termination for such Cause shall occur unless the executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of our intention to terminate the executive for Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice;

•
engaged in gross misconduct which is materially detrimental to us; provided that no termination for such Cause shall occur unless the executive: (i) has been provided with notice, specifying such gross misconduct in reasonable detail, of our intention to terminate the executive for Cause; and (ii) has failed to cure or correct such gross misconduct within thirty (30) days of receiving such notice;

•
willfully failed to comply in any material respect with our Confidentiality and/or Proprietary Rights Agreement, insider trading policy, or any of our other reasonable policies, in each case provided, or reasonably made available, to the executive prior to such failure, where non-compliance would be materially detrimental to us; provided that no termination for such Cause shall occur unless the executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of our intention to terminate the executive for such Cause, and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice; or

•
has been convicted of a felony (other than a felony arising from a violation of a motor vehicle law) or a crime involving moral turpitude, or it has been determined by a court that he or she committed a fraud, against us or a fraud against any other person or entity that is materially detrimental to us.

“Good Reason” generally means the occurrence of any of the following conditions, without the executive officer’s written consent:

•
assignment to the executive officer of a title, position, responsibilities or duties that is not a substantive functional equivalent to the title, position, responsibilities or duties which the executive officer had immediately prior to the Change-of-Control;

•
a reduction in the executive officer’s base salary or target bonus opportunity in effect immediately prior to the Change-of-Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned that are similar to the applicable performance requirements in effect immediately prior to the Change-of-Control);

•
our failure (i) to continue to provide the executive officer an opportunity to participate in any benefit or compensation plans provided to employees who held positions with us or our successor comparable to the executive officer’s position immediately prior to the Change-of-Control, or (ii) to provide the executive officer all other fringe benefits (or the equivalent) in effect for the benefit of any employee group which includes any employee who held a position with us or our successor comparable to the executive officer’s position immediately prior to the Change-of-Control;

•
requirements by us of the executive officer to (i) relocate to any office or location more than 50 miles (one-way) from our office where the executive officer was based immediately prior to the Change-of-Control, or (ii) to engage in travel in the performance of services on our behalf at a frequency or for a duration substantially in excess of such travel required by us prior to the Change-of-Control;

•
a material breach of the Retention Agreement by us, including our failure to obtain the agreement of a successor to perform all of our obligations under the Change-of-Control and Retention Agreement;or

•	any act, set of facts or omissions with respect to the executive officer that would, under applicable law, constitute a constructive termination of the executive officer.

Notwithstanding the foregoing, nothing described in any of previous items shall constitute Good Reason unless the executive officer provides us written notice, in reasonable detail, of his or her belief that an action or inaction constituting such Good Reason has occurred and we fail to cure or correct such action or inaction, within thirty (30) days of our receipt of such written notice, such that the asserted Good Reason no longer exists.

If Messrs. Head, Blough and Staples were terminated upon a Change-of-Control under the Retention Agreement as of December 31, 2006, each would be entitled to severance payments indicated in the following table:

Name	Salary ($)	Non-Equity Incentive Plan Compensation (1) ($)	Health Benefits Coverage (COBRA) ($)	Value Realized on Stock Options (2) ($)	Total Severance Upon Change-of-Control ($)
Stephen R. Head	$200,000	$59,618	$11,925	$953,022	$1,224,565
Gary R. Blough	200,000	5,000	9,927	1,214,167	1,429,094
Joseph A. Staples	200,000	34,012	14,159	892,875	1,141,046
___________________

(1)
Represents the aggregate dollar value of performance-based cash incentives that would have been earned for the fourth quarter and annual performance targets for fiscal 2006 (as adjusted for SAB 108 and the pro-rated fourth quarter company performance bonus for Messrs. Head and Staples).

(2)
Represents the intrinsic value as of December 31, 2006 of the executive’s “in the money” unvested stock options, the vesting of which would accelerate as a result of the executive’s termination of employment on December 31, 2006 due to a Change-of-Control (as defined in the Retention Agreement).  The value is calculated on the basis of the difference between the exercise price and $22.42, the closing price of our common stock as reported on The NASDAQ Stock Market on December 29, 2006, multiplied by the number of shares of common stock underlying such options. The executives would also have received stock options to purchase an aggregate of 72,500 shares of our common stock for achievement of fourth quarter and annual performance targets for fiscal 2006.  For purposes of this table, those stock options were assumed to be awarded as of December 31, 2006 and, therefore, not “in the money”.

Stock Option Plans

Unless otherwise specifically provided by the Compensation Committee, the 1995 Plan, the 1999 Plan and 2006 Plan provide for the following treatment of outstanding options in the event of a termination of employment:

1995 Plan

•
Termination of Status. In the event of the executive’s termination of status as an employee, the executive may, but only within thirty (30) days after the date of such termination (but in no event later than the date of expiration of the term of such option as set forth in the option agreement), exercise the options to the extent that the executive was entitled to exercise the options at the date of such termination. To the extent that the executive was not entitled to exercise the options at the date of such termination, or if the executive does not exercise such options (which the executive was entitled to exercise) within the time specified herein, the options shall terminate.

•
Termination Due to Disability. Notwithstanding the provisions of Termination of Status discussed above, in the event of the executive’s termination as a result of the executive’s total and permanent disability (as defined in Section 22(e)(3) of the Code), the executive may, but only within six (6) months (or such other period of time not exceeding twelve (12) months as is determined by the Board, with such determination being made at the time of grant of the option) from the date of such termination (but in no event later than the date of expiration of the term of such option as set forth in the option agreement), exercise the option to the extent the executive was entitled to exercise it at the date of such termination. To the extent the executive was not entitled to exercise the option at the date of termination, or if the executive does not exercise such option (which the executive was entitled to exercise) within the time specified herein, the option shall terminate.

•
Termination Due to Death. In the event of the executive’s death, any option (which the executive was entitled to exercise) may be exercised, at any time within six (6) months (or such other period of time as is determined by the Board at the time of grant of the option) following the date of death (but in no event later than the date of expiration of the term of such option as set forth in the option agreement), by the executive’s estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the executive continued living and remained an executive six (6) months (or such other period of time as is determined by the Board at the time of grant of the option) after the date of death, subject to the limitation requirements (as set forth in the plan).

•
Accelerated Vesting of Options.  The plan provides the Board with the discretion to accelerate the date on which the options granted under the plan become vested; however, the outstanding options granted under this plan that are held by our NEOs are all fully vested and exercisable.

1999 Plan

•
Termination for Cause.  Upon the executive’s termination of employment or service for cause (as defined in the plan), all rights under any options granted to the executive will terminate immediately, and the executive will, if the Compensation Committee, in its sole discretion determines, be obligated to repay to the company within ten (10) days of the Compensation Committee’s demand the amount of any gain realized by the executive upon any exercise within the 90-day period prior to the termination of employment of any options granted to such executive under the plan.

•
Termination Due to Retirement or Without Cause or Voluntary Termination.  If the executive is terminated by reason of retirement, terminated by the company without cause, or by voluntary termination, the executive may exercise outstanding options, under the plan, to the extent that the executive was entitled to exercise the options at the date of termination, but only within the period of one (1) month immediately succeeding the executive’s termination, and in no event after the applicable expiration dates of the options. Any option that is not exercisable on the date of termination shall terminate and be forfeited effective on such date.

•
Termination Due to Death or Disability.  In the event of the executive’s death or disability, the executive or the executive’s beneficiary, as the case may be, may exercise outstanding options to the extent that the executive was entitled to exercise the options at the date of termination, but only within the one (1)-year period immediately succeeding the executive’s death or disability, and in no event after the applicable expiration date of the options. Any option that is not exercisable on the date of termination shall terminate and be forfeited effective on such date.

•
Termination Upon Change-of-Control.  Upon a change-of-control (defined in the plan as (i) any third person becoming the beneficial owner of shares of our common stock with respect to which 25% or more of the total number of votes for the election of our Board may be cast; (ii) the persons who were our directors ceasing to constitute a majority of our Board as a result of any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing; or (iii) our shareholders approving an agreement providing for a transaction in which we will cease to be an independent publicly owned entity or for a sale or other disposition of all or substantially all of our assets), unless the Compensation Committee shall have otherwise provided in the option agreement, all outstanding options not fully exercisable shall become exercisable in full and shall remain so exercisable in accordance with their terms; provided, however, that no option which has previously been exercised or otherwise terminated shall become exercisable.

2006 Plan

•
Termination for Cause.  Upon the executive’s termination of employment or service for cause (as defined in the plan), all rights under any options granted to the executive will terminate immediately, and the executive will, if the Compensation Committee, in its sole discretion determines, be obligated to repay to the company within ten (10) days of the Compensation Committee’s demand the amount of any gain realized by the executive upon any exercise within the 90-day period prior to the termination of employment of any options granted to such executive under the plan.

•
Termination Due to Retirement or Without Cause or Voluntary Termination.  If the executive is terminated by reason of retirement, terminated by the company without cause, or by voluntary termination, the executive may exercise outstanding options, under the plan, to the extent that the executive was entitled to exercise the options at the date of termination, but only within the period of one (1) month immediately succeeding the executive’s termination, and in no event after the applicable expiration dates of the options.

•
Termination Due to Death or Disability.  In the event of the executive’s death or disability, the executive or the executive’s beneficiary, as the case may be, may exercise outstanding options to the extent that the executive was entitled to exercise the options at the date of termination, but only within the one (1)-year period immediately succeeding the executive’s death or disability, and in no event after the applicable expiration date of the options.

•
Termination Upon Change-of-Control.  Except as otherwise provided in an executive’s award agreement, if an executive’s employment or service is involuntarily terminated, for whatever reason, at any time within 12 months after a change-of-control, (which is defined substantially similar to the definition of Change-of-Control under the Retention Agreements but does not include a carve out for acquisitions by Dr. Brown, a person under his control or upon his death) unless otherwise specifically prohibited by law:

▪	any and all outstanding options with time-based vesting provisions will vest on a pro rata monthly basis, including full credit for partial months elapsed; and

▪
any and all outstanding options with performance-based vesting provisions will vest on a pro rata monthly basis, including full credit for partial months elapsed, and will be paid (A) based on the level of performance achieved as of the date of the termination, if determinable, or (B) at the target level, if not determinable. The amount of the vested award may be computed under the following formula: total award number of shares times (number of full months elapsed in shortest possible vesting period divided by number of full months in shortest possible vesting period) times percent performance level achieved immediately prior to the effective date of the termination.

If Dr. Brown and Messrs. Head, Blough, Fleming and Staples were terminated upon a change-of-control (which does not constitute a Change-of-Control under the Retention Agreements) on December 31, 2006, the value realized of the options under the plans would be as follows:

Termination Upon Change-of-Control
Name	Value Realized on Options Under the 1999 Plan (1) ($)	Value Realized on Options Under the 2006 Plan (1) ($)	Total Value Realized ($)
Donald E. Brown, M.D.	$2,686,366	$--	$2,686,366
Stephen R. Head	1,153,981	--	1,153,981
Gary R. Blough	1,539,078	3,830	1,542,908
Jeremiah J. Fleming	739,430	3,016	742,446
Joseph A. Staples	1,447,125	--	1,447,125
___________________

(1)
Amounts represent the intrinsic value as of December 31, 2006 of the executive’s “in the money” unvested stock options, the vesting of which would accelerate as a result of the executive’s termination of employment on December 31, 2006 due to a change-of-control (as defined in the applicable stock option plan).  The value is calculated on the basis of the difference between the exercise price and $22.42, the closing price of our common stock as reported on The NASDAQ Stock Market on December 29, 2006, multiplied by the number of shares of common stock underlying such options.

Severance to Mr. Fleming

On March 5, 2007, Mr. Fleming notified us that he was terminating his employment. On March 7, 2007, we entered into a Separation and Release Agreement (the “Separation Agreement”) with Mr. Fleming, whereby Mr. Fleming voluntarily resigned from his employment with us effective March 6, 2007. Pursuant to the terms of the Separation Agreement, we paid Mr. Fleming his base salary (including vacation and sales commissions) and bonuses earned through March 6, 2007 of $101,330 and $30,000, respectively. In addition, we paid Mr. Fleming severance compensation in the amount of $175,000 in a single lump-sum payment, less applicable payroll tax deductions and withholdings. These payments were different than what Mr. Fleming would have received under the termination provisions described in his Employment Agreement as amended, because by signing the Separation Agreement, Mr. Fleming acknowledged that he did not have any continuing rights under the existing Employment Agreement as amended and that the Separation Agreement superseded any prior agreements with us except for certain sections of the Employment Agreement as amended (including but not limited to covenants not to compete or disclose confidential information and surrender of company records), as specified in the Separation Agreement, all of which remain in effect.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Relationship With Independent Registered Public Accounting Firm

KPMG LLP (“KPMG”), our independent registered public accounting firm, has been engaged to perform our audits since 2003. KPMG has issued an unqualified opinion for each of the years that it has been engaged to audit our consolidated financial statements, including fiscal 2006, and there were no disagreements on any matters regarding accounting principles or practices applied by management, financial statement disclosure or auditing scope or procedures. Our Audit Committee intends to approve KPMG as our independent registered public accounting firm for the year ended December 31, 2007 at its June 8, 2007 Audit Committee meeting. Representatives of KPMG will be present at our Annual Meeting of Shareholders, and will have the opportunity to make any statements they desire and are expected to be available to respond to appropriate questions.

Audit Committee Pre-Approval Policy of Audit and Permissible Non-Audit Services of KPMG

The Sarbanes-Oxley Act of 2002 and the independence rules of the SEC require all independent registered public accounting firms that audit issuers to obtain pre-approval from the issuers’ respective audit committees in order to provide professional services without impairing independence. As such, our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by KPMG. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG and management are required to periodically report to our Audit Committee regarding the extent of services provided by KPMG in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis.

Each year, our Audit Committee discusses and approves the hiring of the independent registered public accounting firm. Once a resolution is approved, our Audit Committee Chairman executes an engagement letter for the annual audit and quarterly reviews. Our Chief Financial Officer (“CFO”)may execute an engagement letter for additional services, such as tax consulting, with the approval of our Audit Committee. Additionally, from time to time, we may desire additional permitted professional services. Pre-approval for these services is obtained from the Audit Committee Chairman prior to such services commencing.

Fees Paid to KPMG

The following table presents fees for professional audit services rendered by KPMG for the audits of our audited consolidated financial statements for the years ended December 31, 2006 and 2005, and fees for other services rendered by KPMG during those periods. All of the services described in the following fee table were approved in conformity with our Audit Committee’s pre-approval process.

	2006	2005
	($ in thousands)
Audit Fees	$460	$143
Audit-Related Fees	18	16
Tax Fees	54	45
All Other Fees	--	9
Total	$532	$213

Audit Fees

Audit fees consisted of the aggregate fees billed by KPMG for professional services rendered in connection with the audit of our consolidated financial statements included in our Annual Report on Form 10-K for each of our last two fiscal years, as well as for the review of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q during each fiscal year. In addition, for fiscal 2006 audit fees included professional services rendered in connection with KPMG’s audit of our management’s assessment of the effectiveness of our internal control over financial reporting and KPMG’s separate audit of our internal control over financial reporting as of December 31, 2006.

Pursuant to Section 404 of the Sarbanes-Oxley Act and due to our public float exceeding $75 million as of June 30, 2006, we were classified by the SEC as an accelerated filer as of December 31, 2006. As a result, we were required to comply with the provisions of Section 404 of the Sarbanes-Oxley Act that required: (i) management to assess the effectiveness of our internal control over financial reporting; (ii) the independent registered public accounting firm to audit our management’s assessment; and (iii) the independent registered public accounting to perform its own separate audit of our internal control over financial reporting. Since we were not classified as an accelerated filer prior to December 31, 2006, we did not incur any audit fees from KPMG related to compliance with Section 404 of the Sarbanes-Oxley Act prior to fiscal 2006.

Audit-Related Fees

Audit-related fees consisted of the aggregate fees billed by KPMG for assurance and related services rendered in each of our last two fiscal years that were not included in “Audit Fees”, as discussed above. These fees were primarily related to the audit of our 401(k) Plan’s financial statements included in our Annual Report on Form 11-K for each fiscal year, typically filed with the SEC within 180 days after fiscal year end.

Tax Fees

Tax fees consisted of the aggregate fees billed by KPMG for professional services rendered in connection with tax compliance, tax advice and tax planning for each of our last two fiscal years. These tax services related primarily to preparing our state and corporate tax returns and providing tax advice and preparing the tax returns for our expatriate employees.

All Other Fees

All other fees consisted of the aggregate fees billed by KPMG for other professional and/or assurance services rendered in each of our last two fiscal years that were not included in “Audit Fees”, “Audit-Related Fees” and “Tax Fees”. These other fees were primarily attributed to due diligence work performed by KPMG.

For 2006, pre-approved non-audit services included only those services described above for “Audit-Related Fees”, “Tax Fees” and “All Other Fees.” The aggregate amount of all such non-audit services represented approximately 14% of the total amount of fees paid to KPMG. Our Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of KPMG.

AUDIT COMMITTEE REPORT

We, the Audit Committee, oversee the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management is responsible for the preparation and integrity of the Company’s consolidated financial statements and notes thereto and the financial reporting process, including the Company’s system of internal control over financial reporting, and has represented to us that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an opinion on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling our responsibilities, we have reviewed and discussed the Company’s audited consolidated financial statements with the Company’s management and the independent registered public accounting firm. We met with the independent registered public accounting firm to discuss the results of its examinations and its evaluations of the Company’s internal controls. We reviewed and discussed the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including consideration of the PCAOB’s Auditing Standard No. 2, An Audit of Internal Control over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.

We also discussed with the independent registered public accounting firm the matters required by the American Institute of Certified Public Accountants Statement on Auditing Standards No. 61, Communication with Audit Committees, as adopted by the PCAOB in Rule 3200T, which include but are not limited to: (i) the scope and results of the audit, (ii) the responsibility of the independent registered public accounting firm, (iii) the Company’s significant accounting policies, (iv) management’s judgments and estimates and (v) significant audit adjustments. In addition, we have discussed with the independent registered public accounting firm that firm’s independence from the Company and its management, including the matters in the written disclosures and letter which were received by us from the independent registered public accounting firm as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB in Rule 3600T.

Based on the reviews and discussions referred to above, we, the Audit Committee, recommended to the Company’s Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC.

Audit Committee
Edward L. Hamburg, Chairman
William E. McWhirter
Richard A. Reck

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Under our Ethics Code, our directors, officers and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest unless such business dealings have been disclosed to, and approved by, our Audit Committee (in the case of directors or officers) or our CEO or our CFO (in the case of other employees).

Further, under our Audit Committee’s charter, our Audit Committee must review and approve all related person transactions. No related person transaction in an amount exceeding $120,000 occurred during fiscal 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act, our executive officers, directors and holders of more than ten percent of the outstanding shares of our common stock (“Insiders”) are required to file reports (on prescribed forms) of their beneficial ownership of our common stock and/or shares of our common stock underlying stock options with the SEC and furnish copies of such forms to us. Based solely on a review of the copies of such forms furnished to us, or written representations that no other reports were required to be filed, we believe that for the year ended December 31, 2006, all Forms 3, 4 and 5 required by Section 16(a) to be filed by Insiders were filed on a timely basis, except for the following due to administrative and clerical errors:

•	one Form 4 for Mr. Blough for a stock option granted to him on July 21, 2006, which was not reported until August 1, 2006;

•	one Form 4 for Mr. Fleming for a stock option granted to him on July 21, 2006, which was not reported until August 1, 2006; and

•	a second Form 4 for Mr. Fleming for a stock option that he exercised on December 29, 2006, which was not reported until March 6, 2007.

OTHER BUSINESS AT OUR ANNUAL MEETING OF SHAREHOLDERS

Our Board is not aware of any business which properly may be presented for action at our meeting other than the matters set forth in the Notice of Annual Meeting. Should any other matter requiring a vote of the shareholders properly arise, the enclosed proxy gives discretionary authority to the persons named in the proxy to vote on such matters in accordance with their best judgment.

DATE OF RECEIPT OF SHAREHOLDER PROPOSALS FOR OUR 2008 ANNUAL MEETING

All shareholder proposals intended for inclusion in our 2008 proxy materials for presentation at our 2008 Annual Meeting of Shareholders must be received by us (to the attention of our Corporate Secretary) at our world headquarters no later than January 2, 2008. In addition, our By-Laws established procedures for shareholder nominations for election of directors and bringing business before our Annual Meeting of Shareholders. Among other requirements, to bring business before our 2008 Annual Meeting or to nominate a person for election as a director, a shareholder must give written notice to our Corporate Secretary no less than 90 days or more than 120 days prior to June 8, 2008. However, in the event our 2008 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from June 8, 2008, the written notice must be delivered no earlier than the 120th day prior to such Annual Meeting and no later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain certain information concerning the proposed business or the nominee and the shareholder making the proposal. Any shareholder interested in making a nomination or proposal should request a copy of the applicable By-Law provisions from our Corporate Secretary.

By order of the Board of Directors,
Interactive Intelligence, Inc.
Stephen R. Head
Corporate Secretary

Indianapolis, Indiana
April 30, 2007

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Eastern Daylight Time, on June 8, 2007.

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United
States, Canada & Puerto Rico any time on a touch tone
telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

ANNUAL MEETING PROXY CARD
ÚIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   Ú

A. Election of Directors - The Board of Directors recommends a vote FOR all the nominees listed.
1. Nominees:	For	Withhold		For	Withhold
01 - Mark E. Hill	☐	☐	02 - Michael C. Heim	☐	☐

2. To transact any other business which may be properly brought before the meeting or any adjournment or postponement thereof.

B. Non-Voting Items
Change of Address — Please print new address below.

C. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons should sign. Trustee, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

ÚIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   Ú

ANNUAL MEETING OF SHAREHOLDERS

Friday, June 8, 2007
9:00 a.m. Eastern Daylight Time

INTERATIVE INTELLIGENCE, INC. - WORLD HEADQUARTERS
7601 Interactive Way
Indianapolis, IN 46278

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 8, 2007.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the election of the two director nominees listed under Item 1.

By signing the proxy, you revoke all prior proxies and appoint Donald E. Brown, M.D. and Stephen R. Head, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

(PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE, INTERNET AND MAIL VOTING INSTRUCTIONS.)